Exhibit 10.2

Wuhan Kaidi Electric Power Co., Ltd.

Phase I of Fengkou Wind Farm Project in Pinglu Constructed by Wuhan Kaidi Electric Power Co., Ltd.

Purchase Contract for Wind Generator Set

The buyer’s Contract No.: KG0809C-FD-PL-J001

The buyer：Wuhan Kaidi Electric Power Co., Ltd.
The seller：Wuhan Guoce Nordic New Energy Co., Ltd.
Signing Date:Sep.2008

1 .Definitions	3
2 .Subject of Contract	5
3 .Scope of Supply	6
4 .Contract Price	6
5 . Payment	7
6 .Delivery and Transport	9
7. Packing and Mark	11
8. Technical Service and Liaison	13
9. Quality Supervision and Inspection	15
10. Installation, Debugging, Commissioning,Acceptance and after-sales service	19
11. Claim	23
12. Insurance	26
13. Taxes and fees	26
14. Assignment, subcontracting and outsourcing	27
15. Change, modification, suspension and termination of contract	28
16. Force Majure	29
17. Settlement of Disputes of the Contract	30
18. Execution of Contract	30
19. Others	30

The Contract No.: KG0809C-FD-PL-J001

Time and place of signature：Sep.1st, 2008，Wuhan.
The two parties：Wuhan Kaidi Electric Power Co., Ltd.  (“The buyer”)
Wuhan Guoce Nordic New Energy Co., Ltd. (“The seller”)

The contract is signed by and between the buyer and seller with friendly negotiation.The items are as follows:

1. Definitions

The terms that are used in this document and in the appendices are hereby defined.

1.1 “The buyer” refers to Wuhan Kaidi Electric Power Co., Ltd. Including the entity's successors and legal assignees.

1.2 “Seller” refers to Wuhan Guoce Nordic New Energy Co., Ltd.Including the entity's successors and legal assignees.

1.3“Contract” refers to this document and all parts of its appendices.Including the changes and additions made by two sides according to the contract provision.

1.4 “Contract Price” refers to the part specified in Article 4 herein.

1.5“Effective date” refers to the effective date of the contract specified in Article 18 herein.

1.6 “Technical Materials” refers to documents (including drawings, various captions, standards and various kinds of software) related to the design, production, inspection, installation, debugging, acceptance and performance acceptance test of the wind farm, and files applied to the correct running and maintenance of the contractual wind farm.

1.7 “Contractual Equipments” refers to the machines, device, materials, things, special tools, spare parts and all other things that are to be supplied by the seller in accordance with the contract.

1.8 “Supervision” refers to that the buyer entrusts a qualified supervisory organization to dispatch a representative or representatives to supervise the quality of the key parts of the contractual equipments in ways of documentary witness and on-site witness during the process of manufacturing the contractual equipments. This kind of quality supervision does not relieve the seller of liabilities for the quality of the contractual equipment quality.

 1.9 “Performance Acceptance Test” refers to the test to be made in accordance with the requirements of appendix 1 herein for inspection the guaranteed performance value specified in the technical specifications.

1.10“Pre-acceptance” refers to the acceptance after 360 hours of operation and the results of the tests indicate the guaranteed quality has been reached,and the acceptance of each unit by the buyer.

1.11 “Guarantee period”refers to two years after the date of the pre-acceptance certificate of each unit.(To the date of signing the final acceptance certificate).

1.12 “Final Acceptance” refers to the acceptance after the quality guarantee period. If tests prove that both performance indexes of each generator and other terms of the contract have been performed and the running of equipments are satisfactory

1.13 “Day, Month and Year” refers to the day, month and year by Gregorian calendar; “Day” refers to 24 hours; “Week” refers to 7 days.

1.14 “Contractual Wind Farm”: Fengkou Wind Farm Project in Pinglu Constructed by Wuhan Kaidi Electric Power Co., Ltd.

1.15 “Technical Service” refers to such all-through services as relevant technical instructions, technical cooperation and technical trainings for the engineering design, equipment construction supervision, inspection, earthwork, installation, debugging, acceptance, performance acceptance test, running and maintenance related to the contractual equipments supplied by the seller. Including the after-sale service after the termination to the contract.For the seller with technique support,the contractual service should be covered.

1.16 “Site” refers to the site of the contractual wind farm. It is the place where the buyer will install the contractual equipments.

1.17 “Spare parts” refers to the parts of the generator sets debuqqing and its auxiliary equipments to be supplied according to this contract.

1.18 “Commissioning” refers to the runs during the debugging stage of each Single machine, complete machine, or the systems and / or equipment of the wind power generator sets and the commissioning stage of the wind farm.

1.19 “Generator sets” refers to a complete set of equipments consisting of wind power generator sets and their auxiliary equipments.

1.20 “Written Documents” refers to any manuscript, typed or printed documents with an organization’s official seal or the signiture of corporate representative and authorizer.

1.21 “Sub-contractor” refers to another legal person and her/his successor and an assignee with the approval of this legal person who are subcontracted the parts within the contractual scope of supply by the seller.

1.22 “Equipment Defect" refers to such situations that the contractual equipments (including parts, raw materials, castings and forgings, and original parts etc.) may not meet the requirement of performance and quality standard specified in this contract as caused by design, fabrication error or ignorance of the seller.

1.23“Representative of supervision”the qualified staff of supervision from supervision unit commissioned by the buyer

2 Subject of Contract

2.1 Seller agrees to sell to the buyer, the buyer agrees to purchase from Seller the contractual equipment. The object of the contract will be used as the turbins in the Fengkou Wind Farm Project in Pinglu

2.2   Names, Specifications (Types) and Quantities of Equipments

Names：Wind Turbines
Types：GCN1000
Quantities：50units；

2.3  The Plant shall be brand-new, mature, secure, economical and complete, meet national environmental requirements, and be designed according to specific standards, and its performance shall comply with the requirements of performance guarantee value as defined in Appendix 1; production processes and raw materials categorically prohibited by laws of PRC shall not be used.

2.4 Technical specifications, technical and economic indicators and performance of the Contract Plant are shown in Appendix 1 hereto.

2.5 Detailed scope of supply of the Contract Plant supplied by the seller is shown in Appendix 2 hereto.

2.6 Detailed technical data supplied by the seller are shown in Appendix 3 hereto.

2.7 Detailed technical services supplied by the seller are shown in Appendix 7 hereto.

2.8 The seller is responsible for the transport and insurance of equipment .

2.9 The Vender shall, within 15 years after final acceptance of each set of the Contract Plant, continue providing the buyer with spare parts for normal operation of the Contract Plant at market price.  Within the service life of the Generator Set, in the event that the Vender intends to stop production of or be unable to produce some spare parts, it has the obligation to notify the buyer in advance so that the buyer has adequate time to place an order for a last purchase of necessary spare parts from the Vender.  The seller is responsible for the supply of the engineering design related to the contractual equipments and provide technical materials such as the templates, tools and models,so that the buyer could produce the needed spare parts for the contractual equipments,and the production of the spare parts would not constitute the infringement to patent as well as the  industrial design rights.The buyer should return the above items in resonable manner and situation after they have used them.

3 Scope of Supply

3.1 The scope of supply ,please see the appendix 2.

3.2 The contractual scope of supply includes all the equipments, technical materials, special tools, spare parts and consumables. , Personnel training and technical coordination, technical services and technical guidance and equipment for transport and transport insurance.

4 Contract Price

4.1 The price of this contract：RMB 321.70 million

The sum of the fee includes fees of contractual equipments(including the spare parts,special tools),technical materials,technical service,taxes of contractual equipments,transortation and incidental expenses from manufacturer to project site and all the other fees related to this contract.

4.1.1 Price of Contractual equipment：The price of each contractural turbine is RMB 6,000,000;50 equipments is RMB 300,000,000.

The price of this contractual equipment includes all the related taxes that should be paid by buyers and the taxes incurred during the importation (such as customas , customs charges,valued-added taxes)

4.1.2The technical service fee of this contract：RMB 5.465million

The technical service fees include the fees of the seller’s service scope in the appendix1 item8,the technical materials ,the fees occurred during the visite of seller and its personnels to the buyer’s site,including the salary(income tax and living expenses)and the travelling expense,the buyer should provide convinient conditions for technical personnels to work and live,but the fees of living,accommodation,office,medical treatment and transportation should be paid by the sellers.

4.1.3 Transportation expenses of the contractual equipments to the delivery site：RMB 9.2805million.

“Transportation expenses”includes two parts:

     Transportation expenses of the contractual equipments manufacturered domestically: transportation, incidental expenses, insurance fees of the contractual equipments from starting station (on board)/ dock (on board) to the delivery site are born by the seller.

     Transportation expenses of the contractual equipments manufacturered in foreign land: transportation, incidental expenses, insurance fees of the contractual equipments from starting station (on board)/ dock (on board) to the delivery site are born by the seller.

4.1.4 The spare parts,consumable supplies and special tools: RMB 6.9545million.

4.2 Itemized price see annex 6.

5. Payment

5.1 Currency used in this contract is RMB.

5.2 Terms of payment: P.O. or T.M.

5.3 Payment for the contract price：The payment should be done in the manner of 1：3：3：2.5：0.5.

5.3.1 Within 30 days from the date when the contract comes into force, upon 15 days after submitting the following receipt which is found in order by the buyer, the buyer will pay ten percent (600,000Yuan) of the price of each unit,according to the number of starting equipments,for the order of materials needed in the production of the contractual equipments.

（1）An irrevocable letter of guarantee with the corresponding amount issued by the seller’s bank of depoist which takes the buyer as beneficiary.

（2）A formal fiscal receipt with corresponding amount(One copy)

5.3.2 When the manufacturing of each set of Contract Plant progresses to 60% completed (i.e. hub, gear case, generator, main control cabinet and the yaw system to the factory for general assembly, and blade materials complete), the Vender will furnish relevant certifications to the buyer for confirmation and submit VAT (value added tax) invoice (one original and two duplicates) for 30% of the contract price of each set of Plant (RMB 1.8 million) to the buyer. Within 1 month after verification, the buyer shall pay 30% of the contract price of this set of Plant (RMB 1.8 million) to the Vendor as the progress payment.

5.3. 3 The Vender shall, in accordance with the order of delivery, transport each set of Contract Plant (parts and components in Appendix 6 Schedule of Prices) to the place of delivery within the specified time. When the last batch of each set arrives at the delivery site, the Vender shall submit the VAT invoice (one original and two duplicates) for 30% of the contract price to the buyer. It also shall furnish the supply list, the certificate of quality conformity, the bill of lading and the packing list to the buyer, who shall pay 30% of the contract price of this set of Plant (RMB 1.8 million) to the Vendor within 1 month after verification.

5.3.4 After the installation of each set of Contract Plant, the single set commissioning is conducted. Having passed the preliminary acceptance, the Vender shall submit the VAT invoice (one original and two duplicates) for 25% of the contract price (RMB 1.5 million). Within 1 month after verification, the buyer shall pay 25% of the contract price of this set of Plant (RMB 1.5 million) to the Vendor. If any problem is found, the corresponding part shall be deducted.

5.3.5. 5% of the contract price of each set of Plant is taken as the quality guarantee deposit for it.

5.3.5.1 After the granting of the final acceptance certificate of this set of Plant by the  buyer, within 1 month after the Vendor submit the following documents and the buyer verifies them, the buyer shall pay 5% of the contract price of this set of Plant (RMB 0.3 million) to the Vendor. If any problem is found, the corresponding part shall be deducted.

5.3.5.1.1 The financial invoice (one original and two duplicates) for 5% of total contract price of this set Plant shall be furnished.

5.3. 5.1.2 The copies of the final acceptance certificate of this set Contract Plant are provided in duplicate.

5.4 Payment of additional charges: In total, RMB 21.7 million is to be paid for the technical services, freight and miscellaneous charges, spare parts, consumables and special tools, averagely RMB 0.434 million additional charges for each set Plant, which shall be paid lump sum according to the initial sets before delivery.

5.5 The time of payment takes the date of issue by the buyer’s bank as the actual payment date. If this date is later than the specified payment date, the liquidated damages shall be calculated and paid from the specified payment date on as per Article 11.13 of this Contract.

5.6 Subject to Articles 10 and 11 of this Contract, as regards paying the claim against damage, field processing and purchase agent, liquidated damages, the Vendor shall, within one month upon receiving the buyer’s written notice for claim, pay the amount to the buyer. If it hasn’t paid in due time, the buyer shall be entitled to deduct the claimed amount and its interests from the amount payable in the next time of payment.

6. Delivery and Transport

6.1 The delivery date and sequence of this contract equipment shall meet the requirement of equipment installation progress and sequence of the project to guarantee the timeliness and completeness of equipment.

6.2 The ownership of the equipments has transfered from the seller to the buyer since the delivery.The risks of the damage and loss of the equipment are born to sellers before delivery,and should be transfered to the buyers after delivery.The seller should abide by the legal regulation and enviromental requirement during the equipment shipment.The transport vehicle should keep clean and good condition,no oil leak,exceeding exhaust emissions or illegally parked.

6.2.1 mode of shipping: motor,

Delivery place: the delivery place of the contract equipments is the buyer’s project site.

Delivery place: Kaidi Electric Power Fengkou Wind Farm in Pinglu

6.2.2 The mailing address of the technical materials :Wuhan Kaidi Electric Power Co., Ltd.

Building Kaidi 1Jiangxia Av. East Lake New Technology Development Zone,Wuhan 430223

The project technical materials will be identified through signing of supplemental agreement

6.3During the first design contact,in accordance with the items in the appendix, the seller shall provide names, total weight, and total volume of each batch of goods, primary delivery plan of delivery date and total product lists under the terms of this contract and total packing lists (including one disc or disk). 60 days and 10 days before the start of the expected shipment of each batch of goods, the seller shall notify the buyer at twice of content of each item in article 6.6 with fax.

6.4 The time of the delivery is based on the time recorded（except the special situation）.Such time is the criteria for the delay of the delivery in the item11.9.

6.5 The seller should apply to the carrier sector the transport vichles,and be responsible for the shipment of the equipments from the seller to the delivery place.

6.6 Within 24 hours after the goods are ready and shipping vehicles/ships are sent off, the seller shall notify the seller of the following contents about this batch of goods.

Contract No.;
Goods delivery starting date;
names, codes and price of good;
Gross weight of goods;
Total volume of goods;

Total packed quantities;

Handing-over railway station/dock name/vehicle license No./ship License No. and waybill No.;

Names, weight, volume and quantities of each product exceeding 20 tons in weight and 9m×3m×3m in size. Center of gravity and hoisting point must be indicated for each piece of such equipment (part) with sketches attached.

For special products (equipments or substances having special requirement for environmental factors such as temperature and vibration and explosive, flammable and poisonous substances and other dangerous products), special indications must be made for its name, code, quality, special protective measures, storage method and accident treatment methods.

6.7 The products that aren’t listed in appendix1 and appendix2 but belonged to the scope of supply should do the delivery as the buyer required.

6.8 Before the ending of quality guaranteeing period or three years after the ending, in case that spare parts in the buyer’s storage for replacing damaged equipment or parts are used because of the damage or potential deflect caused by the seller’s error or neglect, the seller shall be responsible for supplement all the used spare parts for free, and the seller shall transport them to the designated destination railway station/dock not later than 60 days with the knowledge of the buyer.

6.9 The seller shall, in accordance with the provision, provide Technical materials needed for wind farm design, construction supervision, debugging, test, inspection, training, running and maintenance to the sell batch by batch. The seller shall give the technical materials to the buyer according to the appendix1 which is amount to 12sets in this contract. A list of the above mentioned Technical materials shall be listed.

6.10 The Technical materials are usually delivered in the way of postal express. After each batch of Technical materials are delivered, the seller shall notify the buyer of the delivery date, mail No.; detailed list of Technical materials, quantity and weight and contract No. etc. with fax within 24 hours.

6.11 The actual delivery date is considered as the postal mark date on the consignment notice of the postal department. This date will be used as the basis for delay penalty calculation for any late document delivery according to article 11.10 of the contract. If it is found that technical materials are missed, lost or damaged after checked by representatives of the buyer or seller, and not caused by the  buyer, the seller shall supplement and provide to the site the missed, lost or damaged parts thereof for free within 7days (3days for urgent affairs) upon receiving notification of the buyer.

If the Technical materials are missed, lost or damaged because of the buyer, the seller shall supplement and provide to the site the missed, lost or damaged parts thereof within 7 days (3days for urgent affairs) upon receiving notification of the buyer and the fees are born by the buyer.

6.12 The buyer can dispatch a representative to the seller’s factory and shipment station to check packing quality and monitor loading situation. The seller shall inform the buyer of the delivery date 20 days in advance. If the representative of the buyer can not participate in inspection in time, the seller has the right to send out goods. Inspection and monitoring of the above mentioned representative may not relieve the seller of its due liabilities.

6.13 To realize the computer management for the equipment and materials.The seller should provide the detail packing list during the delivery each batch,as well as the floppy disk containing corresponding part number,figure number and equipment code.

7 Packing and Mark

7.1 All the goods delivered by the seller shall comply with the national standards about packing, storage and shipping direction mark and firm packages applicable to long-distance transport, repetitious moving, loading and unloading specified by the national supervisory organ. The packaging shall be complete and intact during transport, loading and unloading process equipped with vibration-reducing and impact-proofing measures. If the packages can not prevent the equipments from damages caused by vertical and horizontal added speed during transport, loading and unloading process, the buyer shall solve the problem in the design structure of equipments. The packaging shall be equipped with protective measures for preventing humidity, mold, corrosion and rust when needed according to equipment characteristics. Consider to prevent freezing when in severe winter. Deliver the goods safely to the installation site, ensuring there is no any damage or corrosion of the goods. Before product packaging, the seller is responsible for inspection and cleaning without foreign things left and guaranteeing complete parts and components.

7.2 The seller shall clearly mark component No. and part No. in the installation daring for each bulked parts and components within the packing box.

7.3 The seller shall print the following marks at the four neighboring sides of each packing box in Chinese characters with striking unfading paint.

Contract No.;
Shipment station/dock;
Destination station/dock;

Names of supply and receiving units;
Name of equipment, set No. and drawing No.;
Box No./Piece No.;
Gross weight/net weight (kilogram);
Volume (length×width×height, expressed with mm).
Marks;
 The date of manufacture;
 production plant;
 The storage level.

For goods with or exceeding two tons, the side of the packing box shall be indicated with center of gravity and hoisting point with common mark and pattern for the convenience of loading, unloading and transport. According to the goods features, different requirement for loading, unloading and transport, such words as “gently place” “no upside-down” and “anti-rain” shall be brushed on the packing box,and comply with the appropriate national and international packaging standarda.

7.4 For nude packed goods, the above mentioned relevant contents shall be indicated with metal label or directly on the equipment. Large goods shall be equipped with sufficient support or packing cushions.

7.5 Within each packing box, detailed packing list for names of sub-items, quantity, price and set No., qualification certificate and related equipment technical materials etc. shall be attached.  One technical instruction and eight quality certificates for product acceptance respectively should be in the packing box of the purchased parts. Another two packing lists shall be sent by mail.

7.6 Spare parts listed in the contract shall be packed respectively according to each set of equipment, and indication shall be made at the external side of the packing box as one-time delivery.

7.7 Spare parts shall be packed separately, and in accordance with article 7.2, special tools shall also be separately packed. Special tools and spare parts are shipped with the main contract goods.

7.8 Bulked parts for equipment of each set shall adopt good packing method and put into suitable box, and send out within one vehicle if possible to reduce transport fees.

7.9 Latticed box and/or similar packages shall be capable of containing equipments and spare parts that may not be stolen or damaged by other substances or rain.

7.10 All ports of all pipes, pipe fittings, valves and other equipments must be protected with covers or otherwise properly protected.

7.11 The seller and/or other sub-contract shall not indicate any two boxes with one box No..

7.12 For goods with bright and cleaning process surface in need of accurate assembly, the process surface shall be protected with fine and durable layer (no paint is allowed) to prevent the occurrence of rust corrosion o r damages before installation.

7.13 The seller shall, 6 weeks after the contract comes into force, use packages applicable for long-distance, repetitious moving, rain prevention and humidity prevention for the Technical materials delivered and files together with equipments. The cover of each technical material package shall indicate the following contents:

Contract No.;
Names of supply and receiving units;
Destination station/dock;
Gross weight;
Box No./Piece No..

Within each material package, one original and two duplicate copies of a detailed list of technical materials indicating Technical materials’ sequence No., Document Item No., Name and pages shall be attached.

7.14 Where the good are damaged or lost because of the bad packing or keeping of the seller, anytime or anywhere, once validated, the seller shall be responsible for timely repairing, replacement or compensation according to Article 11 of this contract. When the goods are damaged or lost during the transport, the seller is responsible for negotiate with insurance company and transport-undertaking department, and at the same time shall supplement the goods as soon as possible to the buyer to meet the demand of construction period.

7.15 The buyer shall return to the seller the special packing box and frames for multiple uses after the parts and components are delivered and confirmed (the seller shall bear the fees).

8 Technical Service and Liaison

8.1The seller shall timely provide such all-through services as relevant technical instructions, technical cooperation and technical trainings for the engineering design, equipment construction supervision, inspection, earthwork, installation, debugging, acceptance, performance acceptance test, running and maintenance related to the contractual equipments supplied by the seller.

8.2   The seller shall send representatives to the site of the contractual wind farm to provide technical service and instruct the buyer through the process of installation, partial commissioning, debugging and start-up according to the Technical materials from the seller. And the seller shall also be liable for settlement any problem concerning manufacture quality and performance that arises during installation, debugging and commissioning.

8.3  The seller shall submit the plan for carrying out the services stated in item 8.1 and 8.2 in duplicate to the buyer at the first meeting on design in the Fengkou Wind Farm Project in Pinglu.

8.4 If the seller receives technical support, the technical support side should provide documents to the buyer through the seller.

8.5 The seller shall make sure all personnels undertaking the design and technical guidance shall make efforts to serve for the maximum interest of the”wind farm”,and will not violate this rule.

8.6   In case there are big problems that call for the immediate negotiation of both parties, either of the two parties can propose a meeting and generally the other party shall agree to attend the meeting.

8.7   As to each meeting and other types of liaison, the meeting or liaison minute shall be signed and enforced by both parties. In case the contract terms and conditions are to be amended, it shall be approved by the legal representative of both parties and the amended version shall be the standard.It must be agreed by both sides before the modification of the material technical project or the contractual price.

8.8   In case the seller is to amend the scheme for installation, debugging, running and technical service proposed by the seller and confirmed by both parties at the meeting, the seller shall inform the buyer in written form for confirmation. In order to meet the requirements of site conditions, the buyer has the right to suggest alteration or amendment and shall inform the seller in written form. The seller shall take full consideration and meet the requirements of the buyer as possibly as it can.

8.9   The seller or the buyer has the right to distribute the materials related to the contractual equipments provided by the counterpart to all parties involved in the project, and no forms of tort thus arises. However, in no circumstances shall the materials be provided to the third party who is not involved in the project.

8.10 As to the materials of the seller and the buyer which are sealed with “CONFIDENTIAL”, both parties undertake the confidentiality liabilities and obligations.

8.11 In case the seller’s sub-contractor needs part of the technical service related to the contractual equipments or works in the site, it shall be organized by the seller and approved by the buyer. All the expenses shall be borne by the sub-contractor itself.

8.12 The seller (including subcontracting and outsourcing) shall undertake the full liability for supply, equipment, technical interface and technical service involved in the contract.

8.13 As to other equipments connected with the contractual equipments, the seller is under the obligation to provide interface and technical cooperation and no other expenses thus arises beyond the contract price.

8.14 The technicians who are sent to the site by the seller to offer services shall be experienced and competent. The technicians shall be confirmed by the buyer during the first conference on design. The buyer has the right to suggest replacing those who fail to meet the requirements, and the seller shall assign new technicians recognized by the buyer. In case the seller fails to make a timely reply to the request for replacing incompetent technicians by the buyer, it shall be regarded as the delay of the project according to item 11.11.

8.15 The seller shall be liable for the loss caused by the technicians’ negligence or faults in instructing the installation, debugging and commissioning or by the seller’s failure in assigning personnel for instruction according to the requirements.

9 Quality Supervision and Inspection

9.1 Supervision

9.1.1 The seller should offer design, fabrication and inspection standard catalog for the contract to the buyer at the first meeting on design for the wind farm project..

9.1.2 The buyer will consign supervision units who are qualified or delegate representatives, together with identifiers from the seller, to do equipment construction supervision and test before leaving factory to understand the instance of equipment assembling, inspection, testing and casing quality, and sign. The seller has the responsibility to cooperate with supervisors to offer relative data and standards without assuming any charge from them in time.

9.1.3 Supervising range and detailed supervising testing/witness item include full course of products involved in the contract.

9.1.4 The seller should offer data follows to the supervising test of factory stationed representatives and supervising representatives:

9.1.4.1 When delivering equipment materials according to the contract, producing plan of the whole equipment and producing schedule and inspection project per month should be offered.

9.1.4.2 Offer supervising content and inspection time for equipment 7 days before action.

9.1.4.3 Offer standards (including factory standard), drawing, data, craftwork and practical craftwork course, inspection record, relevant files and copies related to the equipment supervision in the contract.

9.1.4.4 Give working and living convenience to the supervising representatives.

9.1.5 Supervising inspection/witness (usually on-site witness) should not affect the producing schedule in gear (not including shutdown inspection when significant problem appears), and should take practical producing course of the seller into account. If supervising representatives can not arrive to the locale on the informed time from the seller, testing work of the seller’s factory can be on the rails, with the results in effect, but the supervising representatives have the right to know, consult and copy the report and results of inspection and testing after (assignment to documentary witness). If the seller checks separately without informing supervising representatives, the buy will not accept the inspection results, and the seller should test with the seller’s representatives on the site.

9.1.6 Through supervision, when finding equipments and materials not matching standards and casing in the contract, supervising representatives have the right to make remarks and not to sign. And the seller should improve to ensure product quality. No matter the supervising representatives know or claim to know, the seller has the responsibility to tell initiatively and timely the big quality defects and problems through fabrication of contracted equipment. Keeping back is not allowed and the seller should not handle separately when the supervising unit knows nothing about it.

9.1.7 No matter supervising representatives are concerned with supervision and leaving factory check, or supervising representatives attend supervision and inspection, and sign the supervision and check report, it can not be considered as the seller unchaining the quality insurance responsibility under contract item 11, and it can not prevent the responsibility the seller should take on the equipment quality.

9.1.8 The seller (including technical support side) is fully responsible for the quality of the equipment and any costs caused by the Seller.

The buyer has the right to consult the supervising record of the technical support side, if the buyer demands a replication, the seller must provide a copy.

9.2  Factory Inspection and Open package inspection

9.2.1 All contracted equipment/parts (including subcontracting and outsourcing) applied by the seller should be check and test strictly through producing process, and parts and/or the complete machine should be equipped and tested before leaving factory. All check, test and assembling should be recorded formally. And acceptance certification, as a part of technique data, should be posted to the buyer for data save. Besides, the seller should offer acceptance certification and quality certification in random files.

9.2.2 The Vendor shall, 3 months before assembly of Plants jointly inspected by both parties, notify the buyer of the preliminary plan of inspection and assembly and the detailed plan should be proposed one month later. The buyer has the right of sending its representative at its own cost to the manufacturing factory of the Vendor and its technical support provider, for knowledge about Plant assembly, inspection, testing and package. In case the  buyer’s representative finds the Plant or any parts defective or non-conformable to standards or packing requirements as specified in this Contract, the representative has right to give his or her opinion, which should be given full consideration to. The vendor shall also take corresponding measures to guarantee the quality of delivery. The inspection and testing procedures shall be negotiated by the buyer’s representative together with the Vendor’s personnel. Due to its reasons, the Vendor fails to follow the above-mentioned procedures and notify the buyer, so that the buyer hasn’t adequate time for inspection. Then, the buyer is entitled to require the Vendor to postpone the ex-factory date of the main Plant according to actual situations.

9.2.3 The seller should offer data follows to the supervising test of factory stationed representatives and supervising representatives:

9.2.3.1 When delivering equipment materials according to the contract, producing plan of the whole equipment and producing schedule and inspection project per month should be offered.

9.2.3.2 Offer supervising content and inspection time for equipment 7 days before action.

9.2.3.3 Offer standards (including factory standard), drawing, data, craftwork and practical craftwork course, inspection record, relevant files and copies related to the equipment supervision in the contract.

9.2.3.4 Give working and living convenience to the supervising representatives.

9.2.4 The buyer  commission the sub-contractor to  remind, receive, save, and   manage the equipment (including technical data), the seller shall  accept such management from the sub-contractor.

When products reach the destination, the buyer should reach the locale within 4 days after receiving the notice from the seller on his own expense, and check the casing, appearance and amount according to the waybill and packing list together with the buyer. Any unconformity that is affirmed to be the seller’s responsibility by the two parties should be solved by the seller.

After the product reaching the locale, the buyer should open the box and test the amount, specs and quality as soon as possible(generally no more than 7 business days). The Project Construction Contractors should informe the seller the opening date 5 days before the test. The seller should sent identifiers to attend locale test. The buyer should give working and living convenience to the identifiers from the seller. If the seller’s personnel do not reach the locale on time, the buyer has the right to open the box and test separately, and the test results and records have the effect to both sides and are the evidence in effect when the buyer claims compensation to the seller.

  If the project construction contractor opened the box without informing the seller or didn’t open the box untill 6months after the reach,all the consequences are born to the buyer, the buyer could claim compensation to the project construction contractor.

9.2.5 When any damage, defect, shortage or unconformity to quality standard and criterion in the contract on the equipment for the seller’s reason is found through locale test, record should made and be signed by both parties, each side keeping one as the gist for claiming repairing and/or changing and/or compensation; if the seller asks the buyer to repair the equipment, all the repairing charge should be taken by the seller; if damage or shortage for the project construction contractor’s reason are found, the seller should offer or change relevant parts as soon as possible after receiving notice from the the project construction contractor, with all charge taken by the the project construction contractor.

9.2.6 If the seller dissents the requirements of repairing, changing and compensation from the buyer, he should bring forward it within 3days after receiving written notice from the buyer, or the requirements will come into existence. If dissenting, the seller should send representatives to the locale on his own expense to test again within 7 days after receiving the notice.

9.2.7 If representatives from the two parties can not be unanimous on the test records, they can consult wind farm testing institution to test. The test results have sanction to both sides and the test charge should be taken by the responsible party.

9.2.8 When receiving compensation claim from the buyer under the contract items, the seller should repair, change or reissue the shortage as soon as possible, all charge, including fabricating, repairing, carriage, and insurance should be taken by the responsible party. The compensation claim laid before will be deducted from contract fulfilling guarantee or the next payment by the buyer.

9.2.9 For the repairing or changing time of equipment or parts for the seller’s reason, under the principle that without affecting the building progress, but no later than 60 days after finding the defect, damage or shortage, or it will be solved under item 11.9.

9.2.10 The time of the buyer claims for compensation on the tested product will be not later than 6months after products’ reaching on equipment storing field of contracted wild farm.

9.2.11 Inspection in item 9.2.2 to item 9.2.8 is only for the test of arrival products. Though no problem is found or the seller has changed or repaired under compensation claim, it can not be taken as the seller’s unchaining of quality assurance responsibility under item 11.

9.3 The buyer will consign supervision units who are qualified or delegate representatives, together with identifiers from the seller, to do equipment construction supervision and test before leaving factory to understand the instance of equipment assembling, inspection, testing and casing quality, and sign. The seller has the responsibility to cooperate with supervisors to offer relative data and standards without assuming any charge from them in time,and the seller is responsible to provide a convinient living and working condition.

9.4 During the equipment construction supervision and test, the process should strictly implement the regulations of the national environmental protection and occupational health and safety laws to protect the enviroment.

9.5 The feedback from supervision staff about the  quality, environment, occupational health and safety information is a re-assessment basis for the supplied enterprise.

10 Installation, Debugging, Commissioning and Acceptance

10.1 The contract equipments are designed,installed, adjusted, run and maintained according to the technical martierals,acceptance standard,blueprint and instruction book.

All of the installation should be finished under the guidance of the techinical staffs.Both parties should collaborate sufficiently and take effective measures to make sure the quick start of the wind farm construction.The seller should provide the buyer significant procedures.

10.2 After the contract equipment is finished installation, the seller shall dispatch people to instruct debugging and solve equipment problems during the debugging as possible.

10.3 After installation of each set Plant supplied, the Vendor shall be responsible for making the commissioning plan, arranging the order of commissioning, and conducting commissioning of single set and system, the last issue of which shall be under the sole responsibility of the Vendor for the actual operation. Afterwards, the wind farm system commissioning begins under the responsibility of the buyer, but the Vendor shall assist with full efforts, providing the key points for the Plant commissioning (including the commissioning outline, plan, technical measures and specific requirements for commissioning), which are subject to confirmation by the buyer. The actual operation shall be carried out by the buyer within a period not exceeding 6 months, during which, if all Plants and the whole set runs steadily, the full-load test run can conducted, as detailed in Appendices 1 and 5.

10.3.1 After installation of each set of Contract Plant, the Vendor shall be responsible for making the commissioning plan, arranging the order of commissioning, and conducting commissioning of single set and system, the last issue of which shall be under the sole responsibility of the Vendor for the actual operation. The Vendor shall solve the problems found in the commissioning within 2 months. If, for its own reasons, the Vendor delays the commissioning, it will be treated as equal to the delay of manufacturing time as per Article 11.9.

10.4 Performance acceptance test shall be conducted after all the equipments of each set run stably and run consecutively and stably for 360 hours. The buyer is responsible for this acceptance test and the seller participates. After the performance acceptance test is completed, and the contract equipments reach each performance guarantee index specified by power curve and availability, the seller shall sign the equipment performance pre-acceptance certificate with the seller within 10 days. If the contract equipments can not reach one or several indexes specified by the power curve and availability in appendix , it is treated according to article 10.6 and 11.7. If the first performance acceptance test can not reach one or several performance guarantee values specified by the power curve and availability in appendix, both parties shall analyze the reasons together and clarify liabilities which shall be born by the responsible party for taking measures, and within 120 hours after the completion of the first acceptance test conduct the second acceptance test,if then the wind turbine operaing smoothly,the test is qualified.

The following external causes of downtime, would not be considered as a wind turbine failure:

Power failure (network parameters beyond the technical specifications);

Weather conditions (including wind and temperature) beyond the technical specifications specified operating range.

10.5 Subject to the condition of not affecting safe and reliable run of the contract equipments, if there is certain small flaw, and that the seller repairs the above mentioned flaws within the agreed time by both parties, the seller may agree to sign the performance pre-acceptance certificate.

10.6 If the first performance acceptance test can not reach one or several performance guarantee values specified by the power curve and availability in appendix 1, both parties shall analyze the reasons together and clarify liabilities which shall be born by the responsible party for taking measures, and within 90 days after the completion of the first acceptance test conduct the second acceptance test .

10.6.1 If it is the seller’s cause, the seller should take effective measures to make second acceptance test achive the technical function and pay for all the direct fees,including but not limited to the following fees:

The fees for replacement and / or repair of the equipment and materials;

The cost of technical personnel for participating in the second acceptance test of the seller;

The cost of technical personnel for participating in the test and repair from the buyer’s side;

The cost of the tools and equipments used in the second acceptance test.

The fees for the use of materials and consumables in the second acceptance test excluding the fuel costs;

The fees for the shipment of the equipment and materials in replacement and / or repair .

10.6.2 If it is the seller’s cause, the seller should take effective measures to make second acceptance test achive the technical function and pay for all the direct fees

10.7 After the second performance acceptance test, if there are still one or several technical indexes that can not reach the performance guarantee values specified by the technical specification of this contract, both parties shall study and analyze reasons together and clarify liabilities: if it is because of the seller, article 11 of this contract is executed; if because of the  buyer, this contract equipment should be considered as passed the performance acceptance, and within 10 days thereafter, the representative of the buyer will sign the performance pre-acceptance certificate of this contract together with the representative of the seller. But the seller is still obligatory to take measures with the buyer to make the performance of the contract equipment to reach the guarantee value.

10.8 If the commissioning and performance acceptance test on the contract equipments can not be made due to the  buyer’s reason, after 3 months after the arrival of the contract equipment at the site, it will taken as passed final acceptance, and within 10 days thereafter, the buyer shall sign the final acceptance certificate together with the seller.

10.9 Whether the performance acceptance test of the contract equipment is made once or twice, the buyer will issue the final acceptance certificate within 10 days after finishing claim from the day when the pre-acceptance certificate is issued to 24 months according to the provision of article 11.4.

10.10 Performance acceptance certificate issued according to article 10.4 and 10.7 only prove that the equipment performance and parameters are accepted up to the time when the performance acceptance certificate is issued according to the contract requirement, but can not be considered as evidence for relieving relevant liabilities of the seller for possible existing deflect that may cause damage of the contract equipments. Likewise, the final acceptance certificate shall also not be considered as evidence for relieving relevant liabilities of the seller for possible existing deflect that may cause damage of the contract equipments.

Potential deflect reforest to the potential danger of the equipment that can not be found under normal situation during manufacturing and short-term running process. The period of liability of the seller for correcting potential deflects shall last till the termination of the 36 months guarantee period to the first overhaul. When such potential deflect is found (through confirmation of both parties), the seller shall repair or replace according to the specification of article 6.8and 11.3 hereof.

10.11 Anytime during the process of executing the contract, for the request of the seller on inspection testing, retesting, repairing or replacing work out of the need of the seller’s responsibilities, the buyer shall make arrangement to cooperate with the above mentioned work. The seller shall bear fees for repairing, replacement or labors. If the seller entrusts constructor of the buyer to process and/or repair and replace equipment, or there is re-work caused by the error of the design drawings of the seller, instruction errors of the seller, the seller shall pay fees to the buyer according to the following formula: (all the fees are calculated according to the rate at the time when the fees happen).

P=ah+M+cm
Among which P – total fees (Yuan)
a – labor fee (Yuan/hour·person)
h – Person time (hour·person)
M – Material fee (Yuan)
C – Set & shift number (set·shift)
M – Set & shift fee for each equipment (Yuan/set·shift)

10.12 In the longevity of a wind turbine,if the seller stop or can’t manufacture the spare parts,the seller is responsible for informing the buyer in advance,so that there is sufficient time for the buyer to order the last passel of spare parts.It is the seller’s obligation to provide drawings, templates, tools, molds and technical instructions,so that the buyer can manufacture the needed spare parts and it will not forme tort of patent and industral design. After using the spare parts,the buyer should return the above items in a reasonable manner and condition.

10.13 In 15 years of the effective day, the seller should distribute the materials related to the contractual equipments including the operating experience,technical and security materials involved in the project, and no forms of tort thus arises.

10.14 Subject to the condition of not affecting safe and reliable run of the contract equipments, if there is certain small flaw, and that the seller repairs the above mentioned flaws within the agreed time by both partie, both parties shall analyze the reasons together and clarify liabilities which shall be born by the responsible party for taking measures。After the quality guarantee period,it is the seller’s obligation to provide the paid services.

11. Guarantee and Claim

11.1 Quality warranty to the contract equipment to be supplied by seller starts from the signature of acceptance certificate for individual works. Warranty period is good for 24 months. At the end of warranty period, performance will be conducted on contract equipment, especially for the reliability under the warranty.

At the end of 24-month quality warranty period, both parties will sign off relevant certificates (final acceptance certificate).

11.2 Seller guarantees all the equipment to be supplied under this contract is fresh new, accommodating general and safe operation and demonstrating long life. Also they must meet requirement specified in the contract. Equipment must be fabricated with advanced, mature technology and best quality. Equipment must demonstrate reliable and economical operation and is easy for maintenance.

Seller guarantees the technical materials to be provided as required in the technical specification under the contract are integral and the contents are correct and accurate. Such documents must accommodate design, installation, commissioning, operation and maintenance of contract equipment.

11.3. Anytime during the process of executing the contract, for the mistake of the seller on providing materials,technical instruction, retesting, repairing or replacing work, the buyer shall make arrangement to cooperate with the above mentioned work. The seller shall bear fees for repairing, replacement or labors and the replacement or the repairing should no later than the date of the responsibility comfirmation day within 1 month . If the buyer can’t provide technical materials,instruction  repair and replace equipment, or there is re-work caused by the error of the design drawings of the buyer, instruction errors of the buyer, the buyer shall pay the fees.

11.4 After warranty expires, the buyer will issue within 30 days the certificate of acceptance against contract equipment. The conditions are: Seller must finish handling all the claims and compensation which are implemented by the buyer prior to the expiry of such warranty. However, seller assumes no liabilities for any abnormal maintenance or wrong operation or losses from normal wearing.

11.5 Within warranty period, if equipment is found defective and not conforming to contract, it is deemed as responsibility of seller. In this case, the buyer has rights to make claim against seller. In case of doubt by seller, clause 9.2.6 will apply. Otherwise, seller will provide immediate and free of chare repair or replacement, claim or arrange other parties for repair work right after seller receives notice from the buyer regarding the claim.

11.6 If defective equipment needs to be replaced or repaired ,the guarantee period should be extended according to the replacement or the repair.

11.7 If, due to the reasons of the Vendor, after the performance acceptance test as specified in Article 10, each set of Contract Plant still can’t satisfy one or many indicators defined in Appendix 1 in the second acceptance test, the Vendor shall pay the liquidated damages, calculated as follows: compensation on the basis of the wind-power curve and plant availability.

(1) Power curve is evaluated as per a single set ≥ 96% in the power curve form, and 1% of the total contract price of the plant is paid as the liquidated damages for every 1% lower.

(2) The plant availability is the average availability of contract plant in the wind farm, and during the quality guarantee period, the average availability of the wind Generator Set shall be ≥96%, and 1% of the total contract price of the plant is paid as the liquidated damages for every 1% lower. The average availability of a single set within the quality guarantee period shall be ≥85%, and 1% of the total contract price of the plant is paid as the liquidated damages for every 0.5% lower. The two kinds of liquidated damages shall not be calculated at the same time, and whichever has the larger amount shall be implemented. If the average availability of a single set within the quality guarantee period is < 80%, the buyer is entitled to change another brand-new Generator Set at the Vendor’s cost or return the Generator Set. Now the Vendor shall indemnify the double of the contract price of the plant to the buyer.

（3）The amount of the penalty should be no more than 10% of the total price of the contract equipment.Even if the seller paid the penalty,it is also his obligation to provide technical support,as well as take several measures to achive the economical objective.

11.8 For serious defects with contract equipment during warranty period due to fault on side of seller, then the warranty period for such components will be 12 months starting from the date of corrections are corrected.

11.9 If seller fails (except for force majeure) to deliver the goods to the schedule in the contract not because of the fault on side of the buyer, actual delivery date is calculated according to clause 6.1 and 6.4. The buyer has rights to claim penalty against seller based on following rates:

A. When delivery or payment of wind turbine or it spare parts is delayed for 1-2weeks, (except the delay of the delivery approved in written by the buyer), for each week, the penalty is 1‰ of the contractural price for each set. if the delay is less than 1 week, then 1 week will be used in the calculation.

B. When delivery or payment of wind turbine or it spare parts is delayed for 3-4weeks, (except the delay of the delivery approved in written by the buyer), for each week, the penalty is 1.5‰ of the contractural price for each set and the seller is responsible for the compensate for the sub-contractor. if the delay is less than 1 week, then 1 week will be used in the calculation.

If defective equipment needs to be replaced or repaired due to fault on the side of seller, such occurrence causes stop to delivery or delay to installation, then warranty period will be prolonged by the period equivalent of 30 days.（except the it is agreed by the buyer in written ），the seller should pay penalty to the buyer,220,000 yuan for one set should be charged.The payment of the penalty would not remove the seller’s obligation to deliver the wind turbines. If the delivery is delayed for 60days,the buyer has rights to terminate part or the whole of the contract, all of the losses arised therefrom should be borne by the seller.

11.10 If it is verified that seller’s fault causes seller to fail to make the delivery as scheduled in the specification of the contract, both parties will verify the key technical materials, design and planned materials which affect construction progress.

A. When delivery or payment is delayed for 1weeks, for each week, the penalty is 20,000 Yuan for each batch. if the delay is less than 1 week, then 1 week will be used in the calculation.

B. When delivery or payment is delayed for 2-4 weeks, for each week, the penalty is 40,000 Yuan for each batch. if the delay is less than 1 week, then 1 week will be used in the calculation.

C. When delivery or payment is delayed for over 4 weeks, for each week, 60,000 Yuan for each batch. if the delay is less than 1 week, then 1 week will be used in the calculation.

11.11 If contract performance is delayed due to delay, negligence and or mistakes with the technical service by seller, for each week delay, seller will pay as penalty to the buyer 0.5% of the amount for each equipment package. Also seller will pay for all the direct losses due to his faulty technical service or breach of contract.

11.12 The payment of the penalty would not remove the seller’s obligation in the contract.

 11.13 If it is verified that the buyer postpone the payment, the buyer should pay the penalty based on following rates:

A. When delivery or payment is delayed for 1-4 weeks, for each day, the penalty of each set is 0.3% of the delayed amount.

B. When delivery or payment is delayed for 4-24 weeks, for each day, the penalty of each set is 0.4% of the delayed amount.

C. When delivery or payment is delayed for over 24 weeks, for each day, the penalty of each set is 0.5% of the delayed amount.

12 Insurance

12.1 The insurance paid by seller will last until goods arrive on site. Insurance amount will be 100% of contract amount (one hundred and ten percent)

12.2 The seller should provide a copy of the insurance for the first batch of equipment 20 days prior to the delivery to the buyer. If it is the seller's cause that the copy of the insurance can not be provided.

The seller should agree to the buyer's non-payment of transport fees until the buyer received a copy of the insurance.

13. Taxes and fees

13.1 Seller will pay all the taxes and fees rated to this contract in accordance with applicable national tax laws, codes and regulations.

13.2 The prices contained in this contract are tax included. Taxes and fees for equipment, technical materials, service (including transportation) and imported equipment/parts are all included in the contract prices and will be paid by seller.

13.3 The seller shall assist the tax reliefs of the imported equipment and materialsthe  in the project .

14. Subcontracting and outsourcing

14.1 Seller is not allowed to assignment in partial or full of any part of the contract to any other parties.

If the seller needs the content and ratio of sub ,the buyer should approveat first.

14.2 The seller shall execute the contract in accordance with appendix 1 and appendix 8 .

14.3 Technical service for the equipment/components under subcontract will be handled according to clause 8.11, 8.12 .

14.4 Seller assumes all the liabilities for all the subcontracted equipment and components under the contract.

14.5 The content of subcontracting and outsourcing,please see the appendix1 and appendix8.

14.6 Seller is not allowed to assignment in partial or full of any part of the contract to any other parties. Five big components of the wind power generation system are not allowed for subcontracting without consent with the buyer. If subcontract is allowed, the contents and ratio of subcontract items must be approved by the buyer. Seller assumes all the liabilities for all the subcontracted equipment and components under the contract.

14.7 The buyer’s right

The seller should supervise and guide the work of its sub-contractors.If the buyer found the defect of the sub-contractor’s work,the buyer will notify such party in writing. The violating party will within 5 days of the notice will make corrections to such defect. If correction fails or correction plan cannot be proposed after 5days of another notice, the other party will taker all measures to make up the defects. All the costs, fees and claims incurred from this will be the liability of the seller.If the buyer refuse to pay for the fees,the buyer can deduct the amount from the balance. losses caused to buyer will be paid by the seller.

14.8 Non Contractual Relationship

Whatever the Contract stipulates, it shall not be deemed as a contractual relationship existing between the buyer and any of the Vendor’s subcontractors for the buyer’s approval, confirmation, agreement or supervision of it.

14.9 Termination of Subcontractors

In case the buyer finds that the work any subcontractor of the Vendor doesn’t conform to the requirements of this Contract or has serious defects, the buyer shall be entitled to require the Vendor in written to terminate the subcontractor. The Vendor shall give reasonable explanations within 7 days upon receiving the buyer’s written requirement to the buyer’s satisfaction. If the buyer isn’t satisfied with or doesn’t accept the explanation, the Vendor shall terminate the subcontractor’s contract within 14 days upon receiving another notice of the buyer. The exercising of the foregoing right by the buyer shall not be subject to the restrictions of whether this subcontractor has been approved, agreed or confirmed by the Vendor.

15 Change, modification and termination of contract

15.1 Once contract becomes effective, neither party is allowed to make and unilateral and arbitrary modification to contracts (including appendices).Any change, modification and termination to contract should be informed to the other party in written.

If there is change to contract price or the schedule of delivery, one side should submite the detail instruction of the change in 7days after the receiving of the notice.  It becomes effecive after both parties agreed and signed the agreement.

15.2 In case either party has violation or refuses to perform the contract, the other party will notify such party in writing. The violating party will within 7 days of the notice will make corrections to such violations or refusal. If corrections cannot be corrected in 7 days, correction plan is needed. If correction fails or correction plan cannot be proposed, the other party will reserve the rights to terminate in partial or in full the contract. For such termination, the other party will not issue change order. All the costs, fees and claims incurred from this will be the liability of the opposite party. If there are other clauses available with regards to such violation, such clauses will be applied for.

15.3 If the buyer exercise the right of termination , the buyer has the right to stop the payment which shoud do at term of termination.

 and  has the right to claim the prepay during the exercise of the contract.15.4 During term of contract, if the contract cannot be further performed due to change to national planning, the seller and/or the buyer can propose to the other party to terminate or modify affected clauses.

15.5 If the equipment cannot be delivered due to fault on seller side, the seller will pay penalty to the buyer. Such penalty will be 30% of the amount for returned equipment. Also losses caused to the buyer will be paid to the buyer.

15.6 If the equipment cannot be delivered due to fault on seller side, the seller will pay penalty to the buyer. Such penalty will be 30% of the amount for returned equipment. Also losses caused to the buyer will be paid to the buyer.

15.7 Before the declare of the seller’s bankruptcy, the debt to the buyer in such contract should take priority.During the change of property,there is an obligation for the seller to make sure the the performance of the buyer’s contract.

15.8 In case of occurrence related to clause 15.7, the buyer has rights to obtain the takeover of all the contract equipment related tasks. Also he can at appropriate time take away all the contract equipment related design, drawing, instructions and materials in the premises of the seller. The ownership of such items belongs to the buyer. The seller will provide the buyer with all the convenience for such handling so that the buyer can remove above design, drawings and materials. The buyer will assume no liabilities for any direct or indirect claims against the seller from termination of such contract. In addition, both parties will reach agreement on the evaluation of the performed part of the contract. Also they will handle all the consequences because of advance contract termination.

15.9 Termination to contract to force majure.

15.9.1 The seller should make sure the storgae and insurance of all the related documents,information,equipment  (finished or semi-finished products) and the material ,and the fees should be paid by the buyer.

15.9.2 The buyer shall not bear any liabilities for the claims, either direct or indirect, against the Vendor by a third party due to termination of a part of or the whole contract.

15.9.3 If the contract is partially terminated, the other parts shall be still valid and performed.

15.10 The obligations undertaken by both parties of the Contract shall not extend beyond the scope of this Contract. And one party of the Contract shall not make statements, descriptions, commitments or actions having binding force over the other party.

16 Force Majure

16.1  Force Majure means that when signing the contract , the incidents unforeseeable , unavoidable , and unsolvable , including but not limited to severe natural disaster or calamity (such as typhoon , flood , earthquake , fire or explosion etc.) , war (no matter declared or not) , rebellion , commotion etc . Any party of the contract , because of force majure, and execution of the contract was influenced , will delay the time limited of pursuing the obligation of contract with the time limit equal to the duration of force majure , but can not adjust the price of the contract due to delay caused by force majure.

16.2 The party influenced by force majure should notify by fax about the detail of force majure to the other party after happening of force majure, and within 14 days delivered the proving documents issued by the authority to the other party, the party influenced should try his best to reduce the influence and the delayed caused, once the influence of force majure is finished, he should notify the other party.

16.3 If both party estimate that the influence of force majure might be prolonged to over 120 days, each party should solve the execution problem of this contract through friendly negotiation.(including delivery, installation, commissioning and acceptance etc.)。

17 Settlement of Dispute of the Contract

17.1 All the disputes related and caused by this contract should be solved through friendly negotiation, if negotiation failed, any party of the contract has the right to apply for arbitration at the arbitration institute at the location of the buyer, and the arbitration will have power upon both parties.

17.2 The place of arbitration:Wuhan

17.3 Arbitral institution:Wuhan arbitration commission.

17.4 Arbitral decision shall be binding to both parties.

17.5 Except there are other rules,the fees occurred in the above process should be borne by the the losing side.

17.6 Unless other agreements exist, the arbitration will not influence that each party continue pursue his own obligations under the contract.

18. Execution of contract

18.1 The contract becomes effective since both authorized representatives signing the contract and has been sealed.

18.2The effective date of the contract:

The effective date will start from the action date of the contract to when the final acceptance document is issued, compensation finished, money paid and goods delivered.

19. Others

19.1  The laws adapted to this contract are the present laws of Peoples Republic of China.

19.2  The appendices included by this contract are the crucial part of this contract and has the same legal power.

19.3 The obligation of the parties undertaking the  contracts shall not exceed the provisions of the contract, either party shall not make statements, representations, promises or actions on behalf of the other party.

19.4 The contract sets out the responsibilities, obligations, compensation and redress provisions of the both parties, . Any party does not assume responsibility beyond the provisions, obligation, compensation and redressof this contract.19.5 Any party without the permit of other party should not assignment part or all the rights and obligations to the third party.

19.6 For the documents and files supplied by both parties under this contract should not be provided to any third party unrelated to the contract equipments and projects.

19.7 Patent：The seller should ensure the buyer, when using the goods or any part of the good , not be impeached by third party for violation of his patent right , brand right or industrial design right . When any third party raises compensation for violation, the buyer should informe the seller in 7business days after the day of allegation.

the seller should response to the third party for Settlement, and should bear the legal and economical responsibilities caused hereinafter.Both parties should appoint two authorized representatives respectively,who are responsible for the technical and economical problems.The authorized representatives’ name and postal address should informe the other party at the effective day of the contract.

19.8 Any mail communication notification or requirement , if is written formally and sent to the following address by people , or registered mail , air mail , telecommunication or fax , after getting confirmation by the people of other party and/or by communication equipment , will be deemed as having been formally accepted by the other part

19.9 The contract should be written in Chinese,the documents,technical materials,instruction,minutes and letters during the business should be the Chinese version,the Chinese should have priority.

19.10 This contract has 6 original copies and 8 duplicated copies, the seller hold 1 original copy and 1 duplicated copies. The buyer hold 5 original copy and 7 duplicated copies.

Buyer		Seller

Name：	Wuhan Kaidi Electric Power Co., Ltd.		Wuhan Guoce Nordic New Energy Co., Ltd. (“The seller”)

Adress：	Building Kaidi 1Jiangxia Av. East Lake New Technology Development Zone,Wuhan		Nanhu Av. East East Lake New Technology Development Zone,Wuhan

Post Code：	430223		430074

Contact:	Gao Zhiping		Yanhuan

Tel:	027-67869404		027-87985085

Fax：	027-67869067		027-87985096

Account Opening Bank:	Wuhan Commercial Bank Guanshan branch		Agricultural Bank of China

Bank Account	0120101000298		040001040002107

Registration Number of Taxpayer :	420101764643583		420101792400140

Seal:

Signature of representatives:		Signature of representatives:

Signature Date:		Date:

Appendix 1 Technical Agreement

See the Technical Agreement for details

Contract No.: LJ20070830

Fengkou Wind Farm Project Phase I in
Pinglu Constructed by Wuhan Kaidi
Electric Power Engineering Co., Ltd.
  (49.3 MW)

Main Machine Equipment of
Wind Turbine Generator System

Technology Agreement

Design Unit: Northwest Electric Power Design Institute

Purchasing party: Wuhan Kaidi Electric Power Engineering Co.,Ltd.

Supplying party: Wuhan Guoce Nordic New Energy Co., Ltd.

Date: Jul. 15, 2008

Appendix 1：Description on composing and technical performance of contract equipment

1. Spec. & model

Guoce Nordic DW 1.0S system is grid connection Wind Turbine Generator System. Its rating power is 1.0MW, consists of horizontal axis, double blades, drum-type tower with upwind. Its service life of design is 20 years.

2. Technology description

Design aims of DW 1.0S is translating wind energy into electric energy adopting wind turbines of structure much lighter and simple than the traditional design. In this way it can compete with other wind turbines and energy source.

Material quantity used for wind generator should be direct proportion with the load born by the wind generator, thus the material utilization quantity must be the least. Fatigue loading during the normal operation is mainly limited by design of blade, wheel hub and yawing system.

Main function of yawing system is to make the blower fan towards the correct wind direction. Simultaneously, provide flexible damp connection for nacelle and turbine tower. Flexible and good damp design eliminates vibration accumulation caused by any load in the structure. At the same time, characteristics of the selected generator enables the possibility of reducing vibration generated by driving torsional moment; otherwise, the driving torsional moment will generate strong vibration under the impact of turbulent flow and shear wind.

When the Wind Turbine Generator System stops in the maximum wind speed, blower fan design must consider the ultimate load, ultimate load keeps a direct proportion with the exposed area in the wind. Two blades design under this environment has the least exposed area in the wind. According to the calculation of static state load, the load of blower fan under other situation is the same as the above: for example, over run in case of electric grid failure, fast change of wind direction and etc.

The Wind Turbine Generator System belongs to slender design. Blade, turbine tower and other parts are easy to generate vibration. In order to maintain low load, calculating carefully the characteristic frequency of all parts and aforesaid attenuation yawing system and generator vibration are very necessary. For the purpose of better dynamic characteristic of wind generator, the complicated service condition of the entire wind generator will need a large amount of computer calculation and simulation.

The fixed pitch speed loss type power regulation and control under high wind speed is an important character to realize simple design. Other important simple design will be realized through the integration of yawing system (this system doesn’t need very expensive yawing brake device commonly used in other large wind generator) and principal axis gear-box.

Chassis design provides a compact structure for blower fan, round section steel chassis connects with the gear casing with flange.

All the above-mentioned characters enable total weight of blower fan with double blades oscillation axis design 25% less than other wind generator with the same power.

Det Norske Veritas has authenticated the desi.

Blades

Blades are made of fibre glass reinforced resin. Bolt to the wheel hub through steel strap crimp connection to the blade root. Paint the external plastic resin layer of blade into grey and polish, and reduce air resistance.

Blade tip can be rotated through internal device, and stop the blower fan operation if necessary. Prevent the deflexion of blade tip through hydraulic pressure column of wheel axle under normal operation. The blade tip rotation can become spoiler through releasing the pressure of hydraulic cylinder if necessary.

Blade lightning protection is designed according to standards of IEC 61400-24 Ed 1.

Wheel hub

Design of wheel hub is compact with lighter weight, and distance from principal axis of gear-box to the center of wheel hub is short. Wheel hub is made of nodular cast iron. The so-called rocker design reduces the fatigue load of the entire wind generator.

Hydraulic pressure component in the wheel hub can control the blade tip, which can be overhauled through the manhole on the wheel axle. Power is supplied through slip ring. Elliptical hole on the blade flange can adjust the blade angle of attack. When maintenance is required, wheel hub can be locked.

Gear-box

Planet gear-box will increase low rotating speed of impeller to high rotating speed suitable for the generator operation. Gear-box includes also principal bearing, which makes the wind generator very compact. Gear-box flange is connected to the chassis composed with pipes. Adopt splash lubrication and realize heat emission by connecting radiator of generator with liquid heat emission circulation. Temperature sensor indicates oil temperature and closes the wind generator when oil temperature is too high. Sensor measures oil tank temperature and fast bearing temperature. Two sets of heating devices installed on the oil tank area in order to preheat lubricant in cold weather.

High-speed shaft and machinery brake

Counter shaft is connected with brake disc and two flexible brake sheets. Two brake sheets adopt brake pad without asbestos. When hydraulic pressure device is releasing (passive system), brake sheet closes through spring. Control system will monitor the abrasion and malfunction of brake sheet.

Chassis and support cylinder

Steel welding round column chassis is very compact, and easy to be manufactured. Gear casing flange is connected to the front side of chassis, generator is connected to the back side of chassis, and lower part of chassis connects with yawing bearing through elastic material. Elastic material is used for absorption of vibration, so as to prevent the vibration of gear casing and generator being transmitted to the turbine tower, otherwise it may generate noise. Maintenance personnel can realize maintenance through manhole on the yawing bearing and chassis.

Nacelle

Nacelle provides an indoors maintenance space with a standing height for the maintenance person. The nacelle is bolted with upper part and lower part made of fibre glass reinforced polyester. The bottom of the nacelle should cover with non-slip mat; wall and ceiling in the nacelle have covered with materials that can absorb sound.

Prominence of chassis top can transfer equipment through door at the end of nacelle or the turbine tower. It can also be used to decrease the blade on the ground. Port at the end can use survival equipment for life rescue under emergency situation, such as, internal fire. There is a heat exchanger on the external top of nacelle for emitting surplus heat of gear casing and generator. The lightning rod and wind speed anemoscope are installed on the external top of nacelle. These equipments on the top can be maintained through the door of nacelle top.

Nacelle has set personnel safety rope tying point, including safety rope tying points to entering the nacelle and top.

Sealing of the nacelle is good, which can prevent the entry of blowing dust with reliable rain proof and moisture resistance.

Yawing system

Chassis is connected with nacelle through yawing bearing, and realize blower fan towards wind direction. Three planet gear-box will operate on the inside gear of yawing bearing driven by hydraulic motor.

Under all operation conditions – yawing or not yawing - yawing system realizes small breadth and damped weaving movement of the entire wind power nacelle. Only when maintenance is required, yawing system will be locked and no movement is allowed.

The yawing system has automatic unmooring function, the setting condition of yawing counter can guarantee automatic unmooring and reset after the cable reel, simultaneously, the system has set cable reel protection device, once the automatic unmooring function is failure, while cable reel to certain extent, the cable reel protection device will send accident signal of emergency stop.

Electric system

The electric system includes slip adjustable single speed asynchronous generator, inside variable resistor connects rotor coil. Slip range 3%, generator adopt liquid cooling method.

Power can be transmitted to the tower bottom through flexible cable enwinding to two directions.

Turbine tower

Column cone shaped turbine tower is welded with steel sheets. Maintenance personnel enter from the door on the ground. Vertical ladder is set in the tower, which is equipped with drop safe guardrail. Clean the surface of turbine tower by sand-sweeping and paint for corrosion protection, and color should be the same with blade.

According to the different situation on the spot, equip turbine tower with different height, so as to adapt to the situation on the island, bank and sea.

Control system

Control system is based on a microprocessor. Control system controls the operation of entire wind generator, as well as the wind generator stillness or idling in breeze, connect with generator under normal rotating speed, adjust orientation and wind direction of wind generator, and unmooring (by rotating the nacelle) if necessary, control all functions, turn off the blower fan in case of emergency or wind power too strong. Connect the blower fan control system through telephone line by using a set of PC with modem.

If the brake moment of generator disappears, if electric component failure or electric grid fluctuation, the blower fan will accelerate to high rotating speed. The control system can safely handle these situation and brake through complicated steps. The control system will send out common stop instruction if any parameter failure, such as electric grid voltage (electric grid failure), rotating speed, power, temperature, vibration and etc. Emergency stop will be implemented in case of control system failure through “Watch-dog” function. Control system machinery brake can be realized through cutting off the power of hydraulic pressure solenoid valve by releasing blade top hydraulic cylinder pressure. Blade tip acts through centrifugal force, while brake sheet acts through mechanical spring. When electric grid fails, brake will start due to power off. Any action of machinery brake or blade tip spoiler will make the wind generator to reduce to safe low rotating speed.

The final safety measure is that there is a safety valve in the hydraulic pressure component of wheel hub, it will release oil in the oil cylinder to control blade tip if hydraulic pressure is too high, at this time, and the blower fan stays in over speed status. And then spoiler function will reduce the blower fan rotating speed.

Hydraulic system

Hydraulic system mainly consists of hydraulic pump station, oil circuit, control component and actuating mechanism to be as the power of brake device. Brake device is installed on the fast axis, brake disc material should comply with the requirements of low temperature, and dynamic balancing test should be made before ex-factory. The unit has equipped with two independent brake system, so as to guarantee that any condition of the wind generator unit (including load off of electric grid failure) and wind wheel rotating speed stops at maximum rotating speed. Blade tip spoiler operates based on aerodynamic force principle, which will be used directly on the ferries wheel.

Lightning protection system

Figure of nacelle lightning protection system

Figure 8

Design standards of lightning protection system IEC 61400-24 Ed 1. The following part describes the entire system:

(1) Blade will install standards lightning protection device of Denmark LM Company in the vicinity of blade tip. Receiver will connect with blade root through cable. Blade root will connect with wheel hub through cable.

(2)   Wheel hub connects with grounding end in the main control cabinet through slip ring.

(3)   Nacelle top device lead cooling water to air cooler, wind power sensor grounding (lower part of nacelle) .

(4)   Generator will earth through main control cabinet. Main control cabinet includes also the rheostat installed between generators and grounding. Rheostat exists between 220V and grounding.

(5) Chassis connects with foundations through special cable.

(6) Main control cabinet of electric apparatus connected with grounding steel bar to the foundation. Main control cabinet also includes rheostat installed between generator and grounding. Rheostat exists between 220V and grounding. If any over pressures, rheostat connects quickly with grounding.

(7a) Diameter to connect foundation cable 185 mm2

(7b) Nacelle connects with turbine tower through slip ring

(8)   Fast axis electric separation

Figure of lightning protection system of tower foundation

Figure 9

(9) Grounding cable diameter connecting to foundation is 185 mm2.

(10) Grounding cable diameter connecting to transformer is 240 mm2. Transformer Y connects at 690V side.

(11) Turbine tower flange connects with grounding steel bar of power distribution cabinet of the turbine tower.

(12) Grounding steel bar will be installed in the cabinet of the tower bottom and install breaker.

(13) (13) Grounding copper wire ring. If other grounding system will be selected, the grounding copper wire ring can be replaced.

Monitoring

The operation of wind generator is realized through the panel installed at the nacelle and tower bottom and LCD display. These controls include starting, switch-off, switching to manual mode and confirmation of error message. These functions may also be fulfilled through remote telephone line. Monitoring system also provides basic parameter statistics for generator’s run including generating capacity, wind power and failure history etc.

Electric connection

The system adopts generator -transformer group wiring mode, box transformer outlay.

Frequency: 50Hz (+2/-2Hz)

Voltage: Un±10%

Flicker: GB12326

Harmonic wave: GB/T14549

Noises

Sound power             100 dB (A)

40dB (A) distance        470m

Electric system diagram

Figure 11: Main components of electric system

3. Collectivity technical data of wind turbine generator system

No.	Description	Unit	Specifications
1	Wind turbine generator system
1.1	Manufacturer		Wuhan Guoce Nordic New Energy Co., Ltd.
1.2	Model		DW 1.0S
1.3	Rated power	kW	1000
1.4	Impeller diameter	m	59
1.5	Cut-in wind	m/s	4
1.6	Rated wind speed	m/s	15
1.7	Cut-out wind speed (10min mean value)	m/s	20
1.8	Cut-out limit wind speed (5sec mean value)	m/s	25

1.9	Maximum wind speed proof (5sec mean value)	m/s	55
1.10	Design service life	year	20
1.11	Operating temperature	°C	-30—45
1.12	Quantity installing the same type of blower fan (China)	Set
2	Blade
2.1	Blade material		Fiber glass reinforced resin
2.2	Blade amount	Piece	2
2.3	impeller rotating speed	rpm	21.03
2.4	Linear speed of blade tip	m/s	64.84
2.5	Blade length	m2	28.3
2.6	Swept area		2732.6
2.7	Rotation direction (look from the upper wind)		Clockwise
3	Speeding increase gearbox
3.1	Number of gear stages		3 grades, 2-stage star, 1 stage parallel axes
3.2	Transmission ratio of speeding increase gearbox		73.458
3.3	Rated power	kW	1000
3.4	Model of lubricant		Mobil SHC 632
4	Generator
4.1	Type		Asynchronous generator
4.2	Rated power	kW	1000
4.3	Rated voltage	V	690
4.4	Rated frequency	Hz	50
4.5	Rated rotating speed	rpm	1545
4.6	Rated slip		3%
4.7	Power actor (cosφ)		0.98-1 (capacitance compensation)
4.8	Protection degree		IP54
4.9	Lubrication methods		Charge lubricating grease periodically
4.10	Insulation grade		H
5	Brake system
5.1	Primary brake system		Pneumatic brake of blade tip
5.2	Secondary brake system		Fast axis mechanical disc brake
5.3	Brake protection mode		Hydraulic release /decompression brake
5.4	Hydraulic oil Model		SHC 524
6	Yawing system
6.1	Type /design		Hydraulic drive
6.2	Control		Passive /initiative wind
6.3	Lubrication methods		Charge lubricating grease periodically
6.4	Lubricating grease Model		Mobilux EP2
6.5	Yawing speed	Degree /second	0~2 adjustable
6.6	Anemscope model		Thies 4.3518.00.000 NPN with heating
6.7	Weather blade model		Carlo GavazziDWS-D-DDC13 with heating
7	Control system
7.1	computer cabinet type/design

7.2	Manufacturer /control software development
7.3	Software control interface		English interface
7.4	Compensation capacitance
7.5	Rated capacity	kVAr	336
7.6	Group number		8
7.6.1	Power factor of rated output		0.98-1
7.6.2	75% power factor of rated output		0.98-1
7.6.3	50% power factor of rated output		0.98-1
7.6.4	25% power factor of rated output		0.98-1
8	Lightning protection
8.1	Lightning design standard		IEC 61400-24 Ed 1
8.2	Lightning protection measures		Lightning protection for blade tip and etc.
8.3	Grounding resistance of blower fan	Ω	≤4
9	Tower
9.1	Type		Welding steel pipe, painting
9.2	Top /bottom diameter	m	1880/3200
9.3	steel plate	mm	10-20
9.4	Tower material		Q345D
9.5	No. of section		Three
9.6	Color of appearance		White

Appendix 2 Supply scope of the seller and itemized price

1. Supply scope of the seller and price ( RMB yuan)

Description	Type or specificati on Qty.	Quantity	Unit price	Total price	Remake
01 Nacelle	50	No.			Excluding the tower frame
02 Blade	50	Set	It is included in 01
03 Connecting bolt between the wheel hub and blade	50	Set	It is included in 01
04 Central monitoring and remote monitoring software	1	Set
05 Connecting bolt between the nacelle and turbine tower	50	Set	It is included in 01
06a Connecting bolt between the turbine towers	50	Set	It is included in 01
06b Connecting bolt between the turbine tower and foundation ring	50	Set	It is included in 01		In case of the foundation ring, this item could be deducted.
06c Electric power in turbine tower and the electric fittings of control cable	50	Set	It is included in 01
07 Transportation and insurance	50	Set			Free on ground on the field
08 Micro-location selection	1	Wind farm			Completed by the design institute
09 Tower frame	50	Set			Self-prepared by the buyer
10 Manufacture supervision of foundation	40	persons/day			Free on ground on the field
11 Manufacture supervision of tower frame	60	persons/day
12 Field installation instructions	200	persons/day
13 Debugging and commissioning	200	persons/day
14 Labor cost in 2-year guarantee period	900	persons/day
(3 times in the 1st year, 2 times in the 2nd year)	10
15 Factory training at home (for 5 persons and lasting 2 weeks)		persons/week

16 Spare parts (two years after the guarantee period)	1	Set
17 Consumables (within two-year guarantee period)	1	Set
18 Special tool	1	Set
19 Field training	150	persons/day
20 Design liaison meeting	3	Times
The first meeting will be hold within two weeks after contract coming into force; the time of the second meeting will be confirmed in the first meeting; the time of the third meeting will be confirmed in the second meeting;

21 Total price

Supplier of Main Parts

S.N.	Name of part	Supplier
1	Blade	Baoding Zhongneng Windpower Equipment Co.,Ltd.
2	Gear-box	Jahnel Kestermann GmbH
3	Wheel-hub	Shancai Casting Factory
4	Generator	Weier Antriebe und Energietechnik GmbH
5	Yawing drive	Brevini AB
6	Yawing bearing	Wazhou Group
7	Control system	MITA

Foundation design and technical instruction of foundation construction

The seller designs the foundation drawing and is responsible for the quality. Make foundation design, submit foundation construction drawing and technical specifications and grounding design, and disclose foundation design and dispatch technicians to the site to offer all-the-way technical instruction to each construction unit (not more than two at most) for the construction of the first foundation and put forward suggestions and advice to the buyer for the problems found during the construction process according to the survey report of soil at each engine location. For other foundations, the buyer shall strictly construct according the procedure and requirement of the first foundation construction. Technicians of the seller will go to the site regularly and propose suggestions and advice to the buyer according to construction situation in written form.

Micro-location selection

On the base of the seller provides the system data, Design institute entrusted by Buyer completes micro-location selection, Seller will affirm the results.

Technical instruction of design and fabrication of turbine tower

The seller submits design drawings and technical specifications of turbine tower and is responsible for the design quality. The turbine tower design/fabrication and dispatches technicians sent by seller will offer all-the-way technical instruction more than two-three sets till buyer holds the technical essential. For other turbine towers, the buyer shall strictly construct according the procedure and requirement of the first turbine tower manufacturing. Technicians of the seller will go to the factory regularly and propose suggestions and advice to the buyer according to manufacturing situation in written form.

Hoisting operation of the system

The buyer is responsible for hoisting the generator system, including drawing up hoisting design and plan, hoisting worker and preparation of equipment. The seller shall propose suggestions and advice about the hoisting design and plan to the buyer and dispatches technician to the site within the time designated by the buyer to offer technical instruction about hoisting of generator set. The technicians sent by seller will offer all-the-way technical instruction more than two-three sets till buyer holds the technical essential.

Debugging and reliability operation of the generator system

Installation, debugging and reliability operation of the generator system shall be completed by the seller who is responsible for the quality. Debugging of equipment shall be completed by the foreign side. The buyer shall dispatch workers for cooperation if the seller requests.

Production and connection of 690V dynamic cable joints of each section of turbine tower, connection between communication interface within the sets and cable of central monitoring system, production and connection of 690V transmission cable joints connected to the low-voltage distribution cabinet and box transformer substation entering the generators from outside of generators are finished by the buyer, and the seller offers technical instruction.

During the installation, debugging, reliability operation process, the seller shall inspection for failure, analyze reasons, eliminate failures and replace damaged parts if failure and damage appear due to the seller’s reason.

Monitoring system must be fully functional and put into normal use before the first generator goes into reliability operation.

Quality guarantee period

After the sets pass reliability operation that is consecutive, unfailing, safe and stable for 360 hours and the pre-acceptance certificate is issued, the seller begins to offer quality guarantee period service in accordance with the contract, including guarantee of availability and power curve, failure inspection and elimination and repair of sets, replacement of damaged parts, regular maintenance of sets, upgrading of control software or adjustment of control interface’s displaying content according to the existing function of the system by the requirement of the buyer.

During the quality guarantee period, the seller shall provide written report about the wind farm to the buyer at the beginning of each month, which summarizes each and every generator’s running situation (including availability, power curve and shutdown caused by failure) in last month. The buyer may exchange advice with the seller about the problems reflected in the running report.

Staff arrangement and time for regular maintenance within quality guarantee period:

The first time: 1 month after debugging. 2 persons 1 day for each wind generator

The second time: 6 months after debugging. 2 persons 2 day for each wind generator

The third time: 12 months after debugging. 2 persons 2 day for each wind generator

The fourth time: 18 months after debugging. 2 persons 2 day for each wind generator

The fifth time: 24 months after debugging. 2 persons 2 day for each wind generator

The contents for regular maintenance include:

Inspection and repairing in the first month:

●	Inspection tightness of bolts (100%)
●	Adjustment of direction-adjustment system
●	Replacement of oil filterer of gear box

Half-year inspection and repairing

●	Inspection electric control cabinet, clean or replace air filtering net,
●	Inspection sensor and test protective function,
●	Inspection and adjust direction-adjustment system
●	Lubrication, adding oil (generator, yawing)
●	Inspection blade appearance (internal and external)
●	Inspection generator and replace carbon brush
●	Inspection gear box, change oil filterer and take oil sample
●	Inspection slip ring and maintenance
●	Inspection brake system
●	Inspection hydraulic system

One-year inspection and repairing

●	Inspection electric control cabinet, clean or replace air filtering net, and inspection cable and all electric parts
●	Inspection tightness of bolts (10%)
●	Inspection tower frame and parts and attachments
●	Inspection sensor and test protective function,
●	Inspection and adjust direction-adjustment system
●	Lubrication, adding oil (direction-adjusting, generator) , replace oil of yawing gear box.
●	Inspection blade appearance (internal and external)
●	Inspection nacelle and wheel hub
●	Inspection generator and replace carbon brush
●	Inspection gear box, replace oil filterer, take oil sample, and inspection oil pipe system and replace gear box oil every 3 years if necessary.
●	Inspection slip ring and maintenance
●	Inspection brake system
●	Inspection hydraulic system, and replace hydraulic oil filterer
●	Inspection attached facilities such as small hoist, fire extinguisher and safety facilities.

Technical materials

The seller shall offer technical materials for the buyer for the purposes of completing sets transport, foundation construction, tower frame fabrication, hoisting, installation and running. Basic construction drawing shall meet the requirement of applicable China design and construction specifications and may be directly applied to on-site construction. Design drawing of turbine tower shall be convenient for the manufacturer to draw up drawing transformation and processing technology.

See appendix 3 of the contract, technical materials and relevant documents offered by the seller for technical material list and required time for submission by the seller.

Appendix 3 Technical materials and relevant documents offered by the seller

Technical materials the seller offers must belong to the same type of the products.

The list for the technical materials the seller offers is as follows:

•	Product instruction for wind generator system
•	Grid connection data
•	Installation manual
•	Operation/maintenance manual (electric manual\mechanical manual must meet the demand of the buyer for disassembling and installing equipment)
•	Specifications of cable (domestic equivalent specifications need to be provided)
•	Specifications of transformer
•	Specifications of fibre cable (domestic equivalent specifications need to be provided)
•	Construction drawing for wind generator foundation
•	Entire set of design and processing drawings for turbine tower
•	Instructions for equipment package, hoisting and transport schematic, and packing materials, including transport precautions.

There must be detailed packing list within each packing box.

•	Operation and maintenance manual has already contained contents about safety and technology.
•	Outline of wind generator adjustment

There should be five copies of all technical materials in Chinese.

Appendix 4 Technical training

1. Training at seller’s factory

Training courses:

(1)	Safety training;

(2)	Principles of set structure and major parts;

(3)	Training about wind generator’s operation and maintenance;

(4)	Training about failure treatment of wind generator;

(5)	Training about principles of control system

Training time: within 2 months before delivering goods from factory

Theme	Content
Product knowledge – wind generator	Description of wind generator and its parts
Product knowledge – wind farm	Description of wind farm and its sub-system and parts
Product knowledge – electric system	Electric and electronic system, including sensor, brake, transformer and preventive lighting etc.
Product knowledge – blade	Description of blade, including brake and seesaw function
Product knowledge – hydraulic system
Assembling of nacelle; practice (assembled in work shop)	Participate in assembling sets
Introduction of control system	In the assembling factory
Hoisting and commissioning	At wind farm field

Appendix 5 Requirement and treatment of seller’s technicians

1．	In order to make the construction of the contractual sets to go smoothly. The seller shall dispatch experienced technicians capable of on-site work to the site for technical service.

2．
If the seller’s technicians are foreign citizens, the seller shall inform the buyer of their personal information such as name, sex, date of birth, nationality, visa No., specialty, profession, working site and language 2 months before they come to China for the convenience of buyer’s assistance and confirmation. 7 days before they come, the seller shall inform the buyer of their name, correct starting date, flight number, correct arriving time, luggage quantity and weight etc. If they are Chinese citizens, the above contents shall be informed of the buyer prior to one month.

3．
The seller shall designate one on-site representative from its dispatched technicians to be in charge of solving technical problems related to the contractual sets. Without approval of both parties, the general on-site representatives of both parties do not have the right to change and modify the contract.

4．	On-site work is based on the applicable standard technical requirement of the buyer’s country. The seller shall not refuse or delay the work with foreign applicable or enterprise standards.

5．
After the technicians of the seller arrive at the site, they shall determine working plan according to the construction period prepared by the buyer. Any needed modification for working plan shall be determined by on-site representatives of both parties through negotiation. Technicians of the seller shall develop work according to the agreed working plan by both parties. The buyer is responsible for project progress and coordination of each construction party.

6．
The seller’s technicians shall explain technical materials, demonstrate if necessary and answer technical questions raised by the seller during the period of foundation construction, tower frame manufacturing, installation, adjustment, reliability operation, acceptance test, operation, and maintenance period of the contractual set.

7．	The seller’s technicians shall help train the staff for the contractual sets’ installation, adjustment, production, equipment repairing and analysis.

8．
The technical instructions the seller’s technicians offer should be correct. For any equipment damage caused by incorrect technical instruction, the seller is liable for offering new technical instruction or being deducted from the related charged technical instruction fee according to the actual loss of the buyer, but the compensation sum does not exceed the total sum of the technical service fee at most. This penalty is the only penalty that the seller shall bear for this item.

9．
For working progress, major work finished everyday, occurred problems or accidents and solutions, they shall be recorded in Chinese or in both Chinese and English in working log, one in original and two in duplicate copies where are held by each party respectively.

10．	The buyer shall assist the technicians of the seller to apply for needed procedures for staying in China and entering and departing from China, but all the fees are born by the seller.

11．
The buyer shall assist the seller’s technicians to take care of proper amount of personal or public daily articles, import and export procedures for tools and instruments needed for technical materials and service, but the related fees are born by the seller. The seller shall inform the buyer in advance of the above mentioned product name, specifications, amount, weight, airway bill number, value and import and export date.

12．
The buyer shall provide necessary facilitations such as food, housing with furniture and hygiene facilities, offices, labor protection appliance, necessary working tools, transport tools and interpreters at working site. All the fees shall be born by the seller.

13．	Others
●
If any technician is not qualified, the buyer has the right to ask the seller for replacement. The seller shall complete it within one week after the buyer’s requirement for replacement, otherwise it will be treated according to the punishment ratio of article 12.4.2.

●	Under the conditions of not affecting working site’s technical service and acquiring the buyer’s approval, the seller may replace its technicians but bearing fees by itself.
●	Seller’s technicians with foreign nationality shall observe the laws, rules and regulations of P.R.A. at the working site during the period staying in China.
●
Life insurance of the seller’s employees shall be born by the seller. During the execution period of the contract, in case the seller’s on-site employees are sick or have accidents, the buyer shall actively take measures to take care or help, but the liabilities and fees are born by the seller.

Appendix 6 Treatment of buyer’s employees

1．	The seller agrees to accept the following technicians to be trained in technologies at the seller’s offices and factories:

Number: 5
Days: 30

2．
During training period, the seller shall designate capable technicians experienced in technology to instruct the technicians of the buyer technologically and explain to them any possible technical problems when executing this contract.

3．
The seller shall submit primary plans for technical training, design communication and factory inspection to the buyer 2 months before training. The buyer shall inform the seller of the name, sex, date of birth, nationality, title and specialty of the seller’s technicians 1 month before technical training, design communication and factory inspection. The final training plan shall be decided according to the actual need of the buyer’s technicians through negotiations by both parties.

4．
The seller shall guarantee that the buyer’s technicians can be trained on different posts so that they can understand and grasp technologies, operation, inspection, repairing, and maintenance skills of contractual sets. Before training starts, the seller shall explain operation rules and work precautions to the trainee in detail.

5．
During training and working period, the seller shall provide necessities needed for technical training, design communication and for factory inspection such as test instruments, tools, technical materials, drawings, parameter data, uniforms, protective tools and proper offices.

6．
The seller shall provide round-trip tickets, housing, food and transportation tools to the buyer’s technicians, with relevant fees assumed by the seller. If the seller provides training abroad, it shall provide medical insurance for the buyer’s technicians during the period abroad. During the period from the buyer’s technician’s arrival and departure from the destination countries, the seller shall pay 180 U.S. dollars living fees including accommodation fees etc. to the buyer’s technicians, i.e. the accommodation and food fees of the buyer’s technicians during this period shall be assumed by the seller and directly paid according to this standard. If the training is made at home, the living fee for each person per day is 300 Yuan RMB.

7．	The seller shall assist the buyer’s technicians to apply for visa for entering and departing from the seller’s country.

8．
The seller shall take necessary measures to guarantee the safety of the buyer’s technicians in its facilities (office, work shop and training centre) during working days and the period of visiting wind farm and wind generator parts factory arranged by the seller. If the buyer’s employees are sick or have accidents during the training period in the seller’s factory, the buyer shall actively take measures to take care or help, but the liabilities and fees are assumed by the buyer.

9．	During the technical training period, for the theoretical leaning in classroom, the seller will provide related learning materials and teaching materials to the buyer.

Appendix 7: Delivery schedule of contract equipment and project schedule

S.N.	Item	Months after contract becomes effective
		1	2	3	4	5	6	7	8	9	10	…	…	30
1	Contract becomes effective
2	Seller offers materials
3	Order parts
4	Wind generator manufacture
5	The system equipment delivered arrives at field
6	Hoisting wind generator and commissioning
7	pre- acceptance of wind generator
8	Final acceptance

Appendix 8 Inspection standard and method

1.	inspection and test plan

The seller shall provide equipment quality control and test plan and equipment inspection standard to the buyer. The test plan includes all quality controls to be adopted on parts and the whole machine during the process of part production, assembly, transport, installation, adjustment and reliability operation. Plan timetable is to be listed and test plan shall list the test contents about major suppliers, sub-contractors or independent test organizations.

2.	Factory inspection
●
The seller must strictly inspection and test production connection within factory. The contractual equipment provided by the seller must be issued with quality certificate, inspection record and test report, and as an assembling part of quality proving documents for delivery.

●	The scope of inspection includes raw materials and factory entrance of elements and parts, component processing, assembly, test until factory acceptance.
●	The buyer has the right to participate in the inspection of major parts and wind generator assembly process at the production site of the seller.
●	The seller shall provide assembly experiment of each wind generator, acceptance report of ex-factory and adjustment report in factory.
●	The seller is obligatory for providing quality certificate and technical documents of the complete machine and parts to the buyer.

3.	On-site inspection

On-site inspection refers to the wind generator equipment inspection upon arriving the buyer’s shipping port and installation site.

●
After the equipment is transported to the shipping port of the buyer, both the seller and the buyer shall inspection whether the external packing is damaged. The seller is responsible for repairing in case of damage.

●
The seller’s equipment packing must meet the requirement for domestic land transportation to the arranged site. The seller shall assume the fees if it does not meet the transport conditions. After the equipment is transported to the installation site of the buyer, both parties jointly inspection whether the external packing is damaged. The seller shall assume the penalty if the damage is not caused by transport.

●
After the equipments arrive at the site and inspectioned through custom and commercial department, both parties inspection components of wind generator and sign the recording table of delivery situation.

●	If situations such as wrong types or shortage of equipments are found, all the liabilities are born by the seller.
●
After completing equipment hoisting, the seller’s employees are responsible for installation and adjustment of wind generators. The seller shall perform the adjustment with the participation of the buyer’s employees. After adjustment is completed, the seller shall sign on the adjustment report and submit it to the buyer, and inform the buyer of the completion and that the 360-hour reliability operation may be conducted.

4.	Reliability operation
●
After the completion of debugging, single wind generator shall begin within 5 days the reliability operation for 360 hours. If reliability operation is not made after 5 days, the buyer will consider that this equipment is not qualified.

●
The standard of reliability operation is that single wind generator runs consecutively, stably, safely and unfailingly for 360 hours. Wind generator’s automatic and customized remote restoration and manual restoration needing no repairing or replacement for any part are allowed during this period. Any shutdown through the above mentioned restoration can later be re-run will not be considered as failure, but the accumulated shutdown time through restoration correction may not exceed 6% of the time for reliability operation.

●
During reliability operation period, any failure of the seller’s equipment shall not appear (i.e. after shutdown, wind generator can not be re-run through restoration without repairing or replacement of components.) once failure appears, the reliability running time will be re-recorded.

●
After each set passes consecutive 360-hour unfailing consecutive stable running, the buyer, the seller and the final user will sign pre-acceptance certificate of this set to prove that this set has passed the inspection of reliability operation.

●
If reliability of any set does not reach all the indexes and requirements specified in the contract, the seller shall repair or replace immediately and this set will be re-tested for reliability operation. When the unit re-reaches the indexes and requirements for reliability operation pre-acceptance, the buyer signs “passed” certificate on the pre-acceptance certificate.

Appendix 9 Inspection of power curve and availability

I. Inspection of power curve

1. Power curve

See the following table for the guaranteed power curve of this contract by the seller. This power curve is based on standard air density 1.225 kg/m3.

Wind speed m/s	Power kW
4	5
5	49
6	123
7	218
8	329
9	448
10	570
11	686
12	782
13	851
14	893
15	912
16	915
17	910
18	902
19	894
20	885
21	0
22	0
23	0
24	0
25	0

2. Calculation and inspection method for power curve of wind generator

During the quality guarantee period, the seller’s guarantee value on power curve is more than or equal to 96% of the calculated amount of power generation on the basis of guaranteeing the power curve.

If the buyer has questions about the power curve of any set, it has the right to raise the question in the quality guarantee period and to measure the power curve by employing an internationally famous test organization (such as Garrad Hassan, PB Power or MEASNET member) according to the IEC 61400-12 standard on its own expenses. This test shall not affect the proceeding of quality guarantee period. If the result of the test shows that the set does not reach the guaranteed value on power curve:

●	The seller shall compensate the buyer the fees for conducting the power curve test.
●	The seller shall pay penalty for not reaching the guaranteed power curve value to the buyer in accordance with article 10.12 of the contract.

Formula for validating guaranteed power curve value:

      Validating generating capacity (S) (unit: KW/H)

Actual guaranteed value (W) = —————————————  ×100%

              Guaranteed generating capacity (S) (unit: KW/H)

Validating generating capacity (S) = wind frequency (WF) for calculating generating capacity × power curve value validated by a third party

Guaranteed generating capacity (B) = wind frequency (WF) for calculating generating capacity × power curve value validated by the seller.

Calculation of power amount shall be conduced with EXCEL or ALWIN. Wind frequency used for calculating power amount use vibound distribution or on-site actual wind frequency (wind measuring data require no less than one year) approved by both parties. This calculation shall be made by an independent authentification organization.

II. Inspection of availability

During quality guarantee period, the seller’s guarantee value for availability is more than or equal to 97%.

1. Calculation of availability

The formula for calculating availability is as follows:

× 100%,

Among which

A        availability [%]

P         statistical time part after modification. The time part is the Gregorian calendar year, i.e. 8784 hours for general year and 8784 hours for leap year.

T         Total shutdown time, total shutdown time within P.

N         shutdown time not caused by the seller

N                 Definition (for shutdown time not caused by the seller)

●	Grid interruption and invalidity besides normal grid parameters
●	Grid shutoff within plan
●	Failure of main transformer (if within the buyer’s scope of supply)
●	Maintenance (24 hours/year at most)
●	Test or expert study required by the buyer
●	Measurements proposed or required by the buyer
●	Shutdown of generator system caused by official requirements (such as noise class, flickering shadow.

●	Icing
●	Wind speed lower than cut-in wind speed
●	Wind speed higher than cut-in wind speed
●	Shutdown caused by the remote communication problems within the obligation of the buyer
●	Deliberate destroy or malicious damage
●	Strike, rebellion, domestic riot and civil war whether stated in advance or not
●	Earthquake and flood
●	External fire and explosion

Appendix 10 Special tools, spare parts and expendables

1. List of special tools (RMB Yuan)

Name	Name	Specification	Quantity	Unit	Unit price	Total price
1	Hydraulic torque wrench	HYTORC	1	Set
2	Hoisting tool for blade	DW-T-B001	1	Set
3	Hoisting tool for tower frame	DW-T-B001	1	Set
4	Back safety belt	30T*5M	6	Set
Total

2. List of spare parts (RMB Yuan)

S.N.	Equipment name	Unit	Quantity	Price
1	Wind speed sensor	Piece	20
2	Wind direction sensor	Piece	20
3	Contactor	Piece	5
4	Revolving joint	Piece	10
5	Fuse (of different categories)	Piece	30
6	Motor contactor	Piece	10
7	Protective device for motor overload	Piece	20
8	Soft starter of motor	Piece	20
9	Protective device for motor short-circuit	Piece	20
10	Motor of yawing system	Piece	10
11	Motor of Blade tip hydraulic station	Piece	10
12	Motor of cooling system	Piece	10
13	Motor of lubrication system	Piece	10
14	Brake pad including sensor	Piece	20
15	Blade tip hydraulic relief valve	Piece	50
16	Blade tip hydraulic station filter element	Piece	10
17	Yawing hydraulic station filter element	Piece	10
18	Lubrication station filter element	Piece	10
Total

3. Consumables list (RMB Yuan)

S.N.	Name of equipment	Specification	Unit	Quantity	Unit Price	Total Price
1	Hydraulic oil	SHC 524	208L	5
2	Yawing gear-box oil	SHC 630	208L	5
3	Main gear-box oil	SHC 632	208L	15
4	Yawing bearing raceway grease	SHC 460 WT	15.8kg	5
5	Yawing bearing tooth surface grease	Mobil gear 007	20kg	5
	Total

Appendix 11: Acceptance certificate form

Guoce DW 1.0S Type Wind turbine generator system

Acceptance Certificate

Wind Turbine Generator System Model

DW 1.0S

No. of Ex-factory	Date of Ex-factory

Manufacturer: Wuhan Guoce Nordic New Energy Co., Ltd.

Project title: Daqing Wind Farm

Guoce Nord DW 1.0S type Wind Turbine Generator System is manufactured by Wuhan Guoce Nordic New Energy Co., Ltd. and is responsible for the installation guidance and commissioning, since the date of commissioning completion, it will undergo 500h commissioning. The Wind Turbine Generator System will enter into quality warranty, and then the Seller will not be responsible for the operation and maintenance responsibility. After the certificate is signed by representatives of both Buyer and Seller, it will have the legal force, both Buyer and Seller should implement strictly.

Seller’s representative:	Buyer’s representative:

Date:	Date:

Appendix 12 DNV Certification

Drlein

TECHNICAL REPORT

CLIENT	Vattenfall, Utveckling och Miljö, Vindkraft
PROJECT	NWP 1000 Design Verification
REPORT NO.	146-9611067 rev.1

DET NORSKE VERITAS, DANMARK A/S

DET NORSKE VERITAS
DANMARK A/S

REPORT

Nyhavn 16
P.O.Box 1589
DK-1051 København K
Telefon +45 33 91 18 00
Telefax + 45 33 91 18 01
Reg. No. 65549

DNV

Type of report		Date	
Technical Report		96-10-09	
DNV Report No.: **146-9611067 rev.1**	Subject Group	Dept. 146	Order no. 5018/641007
Title of Report: NWP 1000 Design Verification Status		Approved by: Christer Eriksson	
Client/Sponsor of project: Vattenfall, Utveckling och Miljö, Vindkraft		Client/Sponsor ref. Göran Dalén	
Work carried out by: Christer Eriksson		Sign.	
Work verified by: Jakob Wedel-Heinen		Verifier's sign.	

Summary

This reports summarizes the results and conclusions from the certification of the design for the NWP 1000 wind turbine. The report does also give information with regard to approved drawings and the design criteria used in the certification.

The Statement of Compliance WTG/96/001 has been issued based on the certification activities described in this report.

4 indexing terms	Distribution statement:
WIND TURBINES	☐ No distribution without permission from the responsible department.
DESIGN	
VERIFICATION	☒ Limited distribution within Det Norske Veritas.
STALL REGULATED	☐ Free distribution.

Date of last revision	Rev. no.		Number of pages
96-11-12	1		9

DET NORSKE VERITAS
DANMARK A/S
PAGE 3 OF 9

Introduction

Upon the request of Vattenfall, Det norske Veritas (DNV) have carried out a certification of the design for the NWP 1000 wind turbine developed by Nordic Windpower AB (NWP). Certification of the design for the foundation was not included in the scope of work.

DNV certification of blade and gear manufacturing are covered under separate agreements.

In this report DNV have recommended testing for some items. The evaluation of the corresponding test results are not part of the DNV scope of work for the certification of the design.

The NWP 1000 is a two bladed stall regulated wind turbine utilizing a variable speed generator system. The turbine is a further development of the NWP 400 turbine.

Turbine data:

- Blade: NWP 25.2 with air brakes manufactured by LM
- Rotor diameter: 53m
- Hub: Teeter, 2 blades, fixed pitch
- Hub height: 58m
- Nominal power: 1000kW electrical
- Rotational speed: 25rpm nominal
- Tower: Tubular steel tower

The certification has been limited to the design of the turbine. Hence, detailed quality control procedures and detailed assembly procedures have not been subjected to certification.

This report summarizes DNV's activities related to the certification of the design. The report does also give provisions and outstandings with regard to the certification of the design.

Basis for Design

The review by DNV were carried out based on the following documents:

- Vattenfall document "Technical Specification NWP 1000" December 2, 1992 edited by Pär Svensson and Göran Dalén

- Vattenfall document "Development Study III; External Conditions and Load Cases" October 28, 1992 edited by Pär Svensson and Sven-Erik Thor,

Report no 146-9611067 rev.1

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DANMARK A/S
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- Guideline/Clarification to the Technical Specification and External Conditions and Load Cases:

Number	*Date*
1	93-03-29
2	93-06-09
4	94-02-09
5	94-12-30
6 rev.A	95-11-15
7	95-11-13
8	96-03-22
9	96-04-02

- DNV "Guidelines for Certification of Wind Turbine Power Plants, 1992"
- IEC/TC88 21 draft document for discussion in Rotterdam in October 1992; "Safety of Wind Turbine Generator System"

Selected environmental criteria for the design of the NWP 1000 are given below:

- Design storm wind conditions, 50 year return period:

  v_{3sec}(58m)=50.0m/s

- Normal wind conditions in hub height, 58m:

  Weibul shape parameter: 2.2
  Weibul scale parameter: 8.65m/s

  Turbulence intensity: 15%
  Standard deviation of wind shear: 0.02rad/s-0.08rad/s

- Temperature interval (extreme):

  -28°C to +35°C

- Corrosion environment:

  BSK 1987 class M3

- Lightening:

  Protection according to Vattenfall specification as waived in "Guideline 2"

Personell safety aspects are not covered by this verification. Further, the corrosion protection system is not considered in detail during our review of the design.

Material testing, NDT, weld inspection and dimensional control is assumed to be carried out according to the requirements in BSK. Detailed procedures and records for these activities are not evaluated in this verification.

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DANMARK A/S
PAGE 5 OF 9

Loads

NWP Report 4f "Laster" and related NWP reports 8f, 21a, 22d, 46c, 54, 54a, 55, 56, 57, 59, 76, NWP FMEA reports 29b and 12b.

Based on the above described basis for the design, NWP have established a set of load combinations. The load combinations and the resulting loads are presented in NWP Report 4f.

The maximum loads during operation have been limited by introduction of damping in the hydraulic powered yaw system combined with a teeter angle control. The teeter movement is restrained by the elastomeric buffers.

During storm conditions, the rotor is normally parked with the blades horizontally positioned. The yaw damping will limit the yaw moments also in this situation.

At a grid loss situation the rotor will be stopped at an arbitrary position and will therefore result in additional load combinations, e.g. due to tower shadow or side wind on a vertical positioned rotor.

Failure situations including emergency braking at 35 rpm have been investigated. The FMEA analyses are in our opinion sufficeintly detailed to determine critical events.

The fatigue load spectrum has been calculated using Teknikergruppens' programme VIDYN version 6. The fatigue loads are in addition to gravity loads derived using wind properties described by vertical gradient statistical distribution and a statistical distribution for the uniform longitudinal turbulence. The vertical gradients are based on measurements at Alsvik in a rather turbulent period. Further, the longitudinal turbulence and the wind distribution are based on Näsudden measurements during almost one year.

Dynamic stall and rotational sampling have only been roughly judged. In the load calculation for load case 1.1.1, it is noted that the load variations are decreasing close to and above the rated wind speed. This is in contradiction to the observations made up to now for stall regulated wind turbines. Further, there is no documentation proving nor indicating that the assumed aerodynamic damping properties are available.

Hence, measurements on the prototype will be required to verify the fatigue load assumptions.

The peak torques from mechanical braking shall be limited, hence, the time span for torque application as well as the resulting mean torque must be well controlled.

The parking system must ensure that the blades are positioned horizontally. This to ensure that the only situation with arbitrary positioned rotor is the grid loss or turbine failure situations.

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DANMARK A/S
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Blades

LM Drawings for the Blades:

Drawing	*Title*	*Revision*
275701	*KULFIBERAKSEL*	*941130*
267701	*FLANGE BEARB.*	*940921*
	BJÆLKEPLACERING	*941101*
276201	*BØSNING BEARB.*	*951213*
072827	*NWP 25.2 LAYUP*	*950328*
009805	*KULFIBERAKSEL*	*941130*
279301	*VINGETIPSYSTEM*	*950104*
024400	*MØLLEVINGE*	*951130*
077827	*RODSTYKKE NWP 25.2*	*950104*
213301	*STYREKLODS INDV.*	*951124*
212901	*STYR FOR DREJEBEV.*	*951124*
111001	*HYDRAULIKCYLINDER*	*910319*

Both the blade structure and the blade profile were designed by LM. The design of the blade structure is based on the load assumptions from NWP.

The root connection utilizes a system with bushing imbedded into the blade root. This type of system has been thoroughly tested both in fatigue and for static strength.

The bushings should be protected against corrosion due to water ingress along the bolts.

Certification/testing requirements for mechanical parts have not been covered by this design verification.

The calculation documentation do not specifically address compressive strength i.e. instability of the trailing edge sandwich, strength of the glue connections (shell/shell, shell/webs, shell/root, bushing/root), torsional strength and stiffness. However, the experience from other blades with similar build up indicates that this should not be critical.

The blades have been tested regarding deflection and natural frequencies.

The efficiency of the air brakes should be verified by test. Prior to serial production it is recommended that the blades are subject to full scale static test (extreme load) and full scale dynamic test (fatigue load).

Hub

Hub and Hub Details, NWP reports 7b, 30b, 38b, 50a, 65a, 68, 41b, 34, 74, 83, 88c and drawings (Ritningsliggare 120 dated 95-04-06)

The casted tubular for the hub and the hinge shafts were analysed by NWP using the ANSYS FEM program. The hinge shafts have sufficient strength to carry the extreme torque. As there are no additional safety margin, it is recommended that the torque during braking is verified by measurements.

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DANMARK A/S
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Main Gear

Report 5f(Gear Specification), 66a(oil cooling system), 87(FE beräkning) 52b(Hållfasthetskontroll av primärväxelände) and FLENDER report for the PENK 2355 gear box (Drawings according to Flender Part list dated 93-09-24):

The main gear is a two stage planetary gear with the stages connected through a tooth coupling. The lubrication system is equipped with an oil cooler.

The rotor shaft is made from GGG70 which is a high strength quality of nodular cast iron with a relatively low ductility. The shaft have been subject to NDT and the FEM calculations showed that the local stresses are well below the yield stress.

The design load for the gear wheels and pinions has been selected approximately 10% less as compared with a normal stall regulated turbine. This reduction is due to the expected advantage of the variable speed concept.

The low speed bearings will require an oil with high cleanleness and high viscosity at the operating temperature in order to survive 30 years operation.

The main gear is a two stage planetary gear with the stages connected through a tooth coupling. The lubrication system is equipped with an oil cooler.

The calculations from Flender for shafts, connections, bearings, wheels and pinions have been reviewed.

The design verification of the wheels and pinions were carried out using the DNV classification note 41.2, july 1993. The safety against tooth rupture is minimum 1.53 and against pitting minimum 1.34. These results corresponds well with the results from Flender's calculations.

High Speed Transmission

Report 43b and drawings (Ritningsliggare 130 dated 95-01-11)

The transmission is provided with a torque limiting coupling, which is intended to protect the turbine from extreme generator torque peaks.

The misalignment in the transmission is taken by two tooth couplings.

The received documentation have been reviewed. The couplings were found to have sufficient strength.

As the torque limiting coupling is essential for the safety of the rotating system, it is recommended that there is established a procedure for control of the coupling.

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DANMARK A/S
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Machinery Support Structure

Report 32, Report 78a and drawings (Ritningsliggare 140 dated 95-02-17)

The machinery support structure is a welded shell structure with a large man hole with stiffened edges. The support structure is provided with flanges for the attachment of the main gear and the slew ring.

The support structure was analyzed by NWP using the computer code ANSYS. The fatigue analysis was partly based on the results from the ANSYS analysis, i.e. the results were used to derive the force-stress transfer function. This was then used to calculate the fatigue damage based on rainflow counting of the time series for the stresses.

The main dimensions were checked as well as the bolt connections between the gear and the support frame. Further, the reports were reviewed for compliance with the required strength criteria, ref. BSK.

The machine frame has sufficient dimensions to withstand both extreme and fatigue loads.

Yaw System

Report 77 "Hållfkoll Girsystem", Report 89 "Små girrörelser", Zollern drawings/part list and drawings (Ritningsliggare 160 dated 95-01-02)

The yaw system consists of a slew ring with internal tooting. The two yaw gears are driven by hydraulic motors. The hydraulic system will also provide damping to the yaw motion.

Our calculations show only marginal safety against tooth rupture for the yaw pinion and yaw ring toothing.

It is important that the slew ring tooting is properly greased. Further, the whole yaw system should be checked during the first months of operation.

Tower

Report 60b "Hållfasthetsberäkning av torn", tower drawings (Ritningsliggare 190 dated 95-06-09), telefax 95-09-27 from Teknikergruppen AB.

The safety factor according to BSK for fatigue strength is 1.1 multiplied with γ_m. This is not always used in the calculations. Hence, the inspection programme for the tower should consider the rather low resulting safety.

The buckling strength of the tower was checked considering imperfections. The fatigue calculations were reviewed and the selection of SN-curve were evaluated.

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DANMARK A/S
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Power and Control/Safety System

Report 64a "Report 69a "Specifikation av mjukvara till kontrollsystem", Report 13a "FMEA av kontrollsystemet", Report 35d "Specifikation av hydraulsystem för bladspetsbroms" and "State diagrams 95-02-28"

Functional testing to simulate different possible situations as e.g. grid loss must be carried out in order to determine response time as well as behaviour during braking.

The power and control system were analyzed by NWP for safety actions performed by the control computer.

The power and control system have been evaluated for safety against electric shock as well as for safety of the system with regard to hazardous actions caused by malfunctions or abnormal load conditions.

Safety against electric shock is evaluated for the used components and enclosures. The components and enclosures were found to comply with the normal design standards. The physical installation is not covered by this certification.

Safety actions of the system are performed, either by the control computer or by AC/DC converter. Based on our review, we are of the opinion that all the required functions are monitored and necessary actions are taken.

The parameter list does only cover the limits in the control computer. It is recommended that the set values for the converter-system is documented in the same way.

The generator is evaluated based on the documentation for a similar generator.

The generator cable have sufficient insulation for an ambient temperature of 35°C.

Report no **146-9611067 rev.1**

Appendix 2 Scope of Supply

Description	Qty.	Unit	Remarks
01 Nacelle assembly	50	Set	Excluding the tower
02 Blade	50	Set
03 Connecting bolt between the wheel hub and blade	50	Set
04 Central monitoring and remote monitoring system software	1	Set
05 Connecting bolt between the nacelle and tower	50	Set
06a Connecting bolt between the towers	50	Set
06b Connecting bolt between the tower and foundation	50	Set
06c Electric power in turbine tower and the electric fittings of control cable	50	Set
07 Transportation and insurance	50	Set	Free on ground on the field
08 Micro-location selection	1	Wind farm	Completed in the design institute
09 Tower	50	Set	Self-prepared by the buyer
10 Manufacture supervision on foundation	40	persons/day
11 Manufacture supervision on tower	60	persons/day
12 Field installation instructions	200	persons/day
13 Debugging and commissioning	200	persons/day
14 Labor cost in 2-year guarantee period	900	persons/day
(3 times in the 1st year, 2 times in the 2nd year)
15 Factory training (for 5 persons and lasting 2 weeks)	10	persons/week
16 Spare parts (two years after the guarantee period)	1	Set
17 Consumables (within two-year guarantee period)	1	Set
18 Special tool	1	Set
19 Field training	150	persons/day

Appendix 3 Provision and Delivery of Technical Documents

1.	General Requirements

1.1
The supplier shall number the drawings in accordance with relevant national standards and response code and rules. The documents furnished shall adopt the national legal units of measurement, that is, the international system of units (in Chinese language).

1.2
The documents shall have clear organizational structure and strong logic. The contents of these documents shall be true, correct, consistent, clear and complete, satisfying the engineering requirements.

1.3
The supplier shall deliver the documents promptly and sufficiently so as to meet the project progress requirements. After winning the bid, the supplier shall be responsible for writing and publishing the technical agreement for the supplied products, which shall be confirmed by the Owner and the designer. Within five (5) working days after the technical agreement is signed, the list of all technical documents and the delivery schedule shall be furnished for the Owner’s confirmation. At the time of furnishing the final version of formal drawings, the formal electronic documents of AUTOCAD－R14 and higher version shall be furnished. The formal drawings shall be stamped with the factory’s official seal or signed.

1.4
The technical documents furnished by the supplier are categorized into four parts: bidding stage; design stage; equipment inspection, construction, commissioning, trial run and performance test acceptance; operating maintenance. The supplier shall satisfy the requirements of these four parts.

1.5
For others which are not listed into the list of contracted technical documents, but which are necessary documents and information for the project, once found, the supplier shall furnish them promptly without charge.

1.6	The Owner shall promptly furnish documents related to the design and manufacture of the contractual equipments.

1.7
The finished products shall be consistent with the finally confirmed drawings. The Owner’s acceptance of the drawings will not release the supplier from its obligation to the correctness of these drawings. During site installation of equipments, if the drawings are further modified by the supplier’s technicians, the supplier shall reedit the drawings into booklet, formally deliver them to the Owner, and guarantee that the installed equipments are completely consistent with the drawings.

2.	Basic Requirements of Document Delivery

2.1
The supplier shall furnish 4 sets of equipment documents (formal documents) within five (5) working days after the technical agreement is signed and take effect, 2 sets to the design institute and 2 sets to the Owner. The delivered documents includes but not limited to:

◆     Description of wind generating set
◆     Parameters of power grid
◆     Control system operation manual
◆     Operation/maintenance manual
◆     Description of sample drawings and loads of wind turbine foundation
◆     Whole set processing drawings of tower
◆     Schematic diagram of equipment packaging, lifting and transportation
◆     Plant assembly and commissioning record of wind turbine;
◆     Data of parts and components of wind turbine

2.2	Technical documents necessary for equipment inspection

The supplier shall furnish all technical documents necessary for the inspection/witness of contractual equipments.

2.3
The technical documents needed for the construction, commissioning, trial run, performance test of generating set, operation and maintenance (the Owner shall put forward specific list and requirements, detailed by the supplier and confirmed by the Owner) shall include but not limit to:

2.3.1	The instruction manual for equipment installation, commissioning and trial run, as well as the technical documents necessary for assembly and dismantling shall be furnished.

2.3.2
The detailed drawings and technical files for installation, operation, maintenance and repair, including the general drawings of equipments, general drawings and detail drawings of parts, necessary part drawings and calculation materials etc., shall be furnished.

2.3.3
The instruction manual of equipment installation, operation, maintenance and repair, including the structural characteristics, installation procedures, process requirements and key requirements for starting and commissioning shall be furnished. Also, the running and operation rules, control data, periodical inspection, and maintenance description and so on shall be furnished.

2.3.4	The supplier shall furnish the spare parts, general list of components and drawings of vulnerable parts.

2.4	Other technical documents which shall be furnished by the supplier (the Owner puts forward the specific list, detailed by the supplier and confirmed by the Owner) include but not limit to:

2.4.1	The pre-delivery reports such as inspection records, test reports and quality certificate shall be furnished.

2.4.2	The supplier shall furnish norms, standards and specified lists followed during design and manufacture.

2.4.3
The management documents of equipments and spare parts shall be furnished, including the detailed documents of dispatching and loading of equipments and spare parts (various lists), the technical requirements for storage and preservation of equipments and spare parts, detailed list and outside view drawing for transported very heavy and very large pieces.

2.4.4
The detailed product quality documents shall be furnished, including materials, material inspection, welding, thermal treatment, processing quality and external dimension etc. The certificates of hydraulic pressure test and performance test and so on shall be furnished.

2.5	The forwarding unit and address of documents and data:

Name: Wuhan Kaidi Electric Power Engineering Co., Ltd.
Address: Kaidi Building, Special No.1, Jiangxia Avenue, East Lake New Tech Development Zone,
Wuhan, Hubei Province, China
Telephone: (027) 67869404   Zip code: 430223
Contact: Gao Zhiping

Appendix 4 Delivery Schedule

4.1	The time of delivery shall be as follows based on the overall schedule requirements:

4.2
The detailed delivery schedule shall be adjusted properly according to the requirements of the installation schedule to meet the construction schedule, and the first batch of equipment shall be delivered no later than 20, November, while the second batch of equipment shall be delivered no later than 20, July, 2009.

4.3	The spare parts and special tools shall be delivered by accompanying the main equipment.

Delivery instructions:

1.	Time of delivery refers to the time of arrival of the equipment.

2.	The sequence of delivery of the equipment shall meet the requirements of installation progress of the project.

3.
The date written in the above table is the time limit for the project. In order to guarantee the progress of works, the Seller is encouraged to provide a time earlier than it by combining the actual condition of the factory, and lists the optimal delivery time based on the parts name and serial number within the scope of supply.

Optimal Delivery Schedule

S.N.	Equipment/Parts Name and Model	Place of Delivery	Quantity (Set)	Time of Delivery	Weight (T)
1	GCN1000-59 blower fan	Wuhan	10	March 15, 2009	470
2	GCN1000-59 blower fan	Wuhan	40	December 15, 2009	1880
(Note: the serial number shall be in line with that of subitem list in the scope of supply)

Delivery Schedule of the Spare Parts

S/N	Name and model of the equipment / parts	Delivery place	Qty. (piece)	Latest delivery time
1	Wind speed sensor	Wuhan	20	Dec. 15, 2009
2	Wind direction sensor		20
3	Contactor		5
4	Revolving joint		10
5	Fuse (of different categories)		30
6	Motor contactor		10
7	Protective device for motor overload		20
8	Soft starter of motor		20
9	Protective device for motor short-circuit		20

10	Motor of yawing system	10
11	Motor of blade tip hydraulic station	10
12	Motor of cooling system	10
13	Motor of lubricating system	10
14	Mechanical brake pad and sensor	20
15	Safe valve of blade tip	50
16	Filter of blade tip hydraulic station	10
17	Filter of yawing hydraulic station	10
18	Filter of lubricant station	10

(Note: The serial No. shall be consistent with the serial No. of the sub-item list of supply scope)

Delivery Schedule of the Special Tools

S/N	Name and model of the equipment / parts	Delivery place	Qty. (piece)	Latest delivery time
1	Hydraulic torque spanner	Wuhan	1	Dec. 15, 2009
2	Lifting appliance of blade DW-T-B001		1
3	Lifting appliance of tower DW-T-T001		1
4	Back safety belt		6

(Note: The serial No. shall be consistent with the serial No. of the sub-item list of supply scope)

Appendix 5 Equipment Supervision, Receipt, Inspection and Performance Acceptance Test

1.	General

1.1
This Appendix shall be applicable to the inspection, performance acceptance test of the equipment supplied by the Supplier during implementation period of the contract, to make sure that the equipment (including the equipment outsourced by the subcontractor) supplied by the Supplier meets the requirements in the Appendix 1.

1.2
The Supplier shall provide the inspection and performance acceptance test standards related to the contractual equipments within 3 months from the effective date of the contract. The relevant standards shall meet the regulations in the Appendix 1.

2.	Factory Inspection

2.1
The factory inspection is an important part of quality control. The Supplier shall perform the strict inspection and test for all production links in the factory. The Supplier shall provide the issued quality certificate, inspection record and test report of the contractual equipments, which shall become the components of the quality certification documents during the delivery period.

2.2	The scope of inspection covers the entrance of the raw materials and components, and the machining, assembly, test and delivery test of the parts.

2.3
The inspection results of the Supplier shall meet the requirements in the Appendix 1. The Supplier shall take necessary actions to deal with the non-compliance and provide the nonconformity report to the Employer. The Supplier shall report the vital issue concerning the quality to the Employer without delay if any.

2.4.	All charges of factory inspection shall be included in the total contract price.

3.	Performance Acceptance Test

3.1	The performance acceptance test aims to inspect the contractual equipments for the conformance of the requirement in the Appendix 1.

3.2	The place for the performance acceptance test shall be determined in the contract, usually in the Employer’s site.

3.3
Time of performance test: generally, the performance test shall be carried out within half a year after test run of the equipment, and the specific test time shall be determined by both the Supplier and Buyer after negotiation; the time for the single equipment’s test shall be determined by the Supplier and Buyer.

3.4
The performance acceptance test shall be held by the Employer, in which the Supplier shall participate. The test program shall be provided and determined by the Employer after discussion with the Supplier.

3.5	Contents of performance acceptance test

3.5.1	Material test: the non-destructive testing data shall be provided to the Employer according to the standard test.

3.5.2	Factory test

The Supplier shall be responsible for the necessary test for the equipment and its spare parts during the manufacturing period and before shipping, and shall provide the test report to the Employer in written form.

3.5.3	Site test

a.	The Employer shall be responsible for the necessary test after the complete installation of the equipment in accordance with the acceptance standards.

b.	The Supplier shall dispatch a person to give help during the test to solve the exposed fault until qualification.

3.6	The Supplier shall participate in the single debugging and operation inspection according to the Employer’s requirement.

4.	Others

4.1	Quality Standard

The marked manufacturer for some equipment aims to establish the quality standard, the structural form and the acceptable experience. The equipment from the “equivalent” manufacturers shall meet the requirements on the general and special performance in the specifications and the design intention; meanwhile, the quality, performance and safety shall not be lower than the requirements in the specifications. All equipment and materials provided by the manufacturer and Supplier shall be new, modern, defect free and of good quality, long operating life and less maintenance.

4.2	Equipment Guarantee

A.
The Supplier must ensure that one year from the date of completion of acceptance is the guarantee period. The Supplier shall maintain the equipment during the guarantee period and perform the overall inspection at least twice. If the parts fail due to improper design, defective materials or poor manufacturing under the normal operation condition during the guarantee period, the Supplier shall repair it without delay after the receipt of notice. If the Supplier fails to repair it within the specified period (48 h), it shall be at the discretion of the Employer, and the costs therefrom shall be borne by the Supplier without objection.

B.
The Employer or project supervisor has the right to reject the equipment or parts with defects or not meeting the contract requirements, which shall be repaired or replaced by the Supplier, and the costs therefrom shall be borne by the Supplier.

4.3	Patent

The Supplier shall bear all patent fees and license fees of the equipment and technologies specified in the contract and protect the Employer from any impairment. The complaints resulting from license fees, words and patent infringement, or the legal verdict, suit and cost incurred due to the usage of equipment and the process structure characteristics and the arrangement of components shall be irrelevant with the Employer. The payment specified in this contract shall be deemed to include the patent fees, license fees and other fees.

4.4	Preparation of Quality Inspection

The equipment shall be inspected for damage, defeat, integrity, accuracy, etc. prior to installation. Any defected equipment or materials shall be reported to the Employer without delay. The damaged equipment shall not be repaired until the Employer approves it.

Appendix 6 Price List

1.	General requirements

1.1	The equipment / parts in the table shall be consistent with those within the scope of supply in Appendix 2 (including the serial number).

1.2	When the sum of subitem’ price differs from the total price, the sum of subitem prevails. The favorable terms shall be reflected in the price of subitem if any.

1.3	The price for technical service fee, freight and miscellaneous charges and insurance fee shall be quoted individually.

1.4	The quotation currency shall be RMB, and the imported products shall be quoted in RMB.

1.5	The quoted price in the table shall be fixed, including all kinds of taxes and packing charges.

1.6	The price list shall be marked with the date, period of validity, place of delivery and signed by the legal representative or the authorized client.

Total Tender Price for Kaidi Electric Pinglu Phase I Wind Farm Project

Contract price: 32170	Unit：RMB (Ten thousand Yuan)

Name		Single Blower Fan (1MW Unit) Price	Price for 50 sets of Blower Fan (1MW Unit)	Remarks

Equipment price		600	30000	See attached list I for single unit

Additional charges		43.4	2170	See the following subitem table for details

	Spare parts	8.235	411.75	See attached list II for single unit

	Special tool	0.374	18.7	See attached list III for single unit

Including	Consumables	5.3	265	See attached list V for single unit

	Technical service charge	10.93	546.5	See attached list IV for single unit

	Freight and miscellaneous charges and insurance fee	18.561	928.05

	Total	643.4	32170
Remark: the favorable terms shall be explained in detail if any.

Schedule I: Sub-item schedule for the price of body (Unit: RMB 10,000 Yuan) (Phase I Fengkou Wind Farm Project in Pinglu)

S/N	Name	Unit	Qty.	Unit weight (kg)	Manufacturer	Unit price
1	Blade	Set	50	8800		160
2	Wheel hub	Set	50	7700		40
3	Nacelle
3.1	Gearbox	Set	50	10500		180
3.2	Coupling	Set	50	400		6
3.3	Motor	Set	50	5000		70
3.4	Chassis	Set	50	6900		40
4	Braking system
4.1	Brake caliper	Set	50	100		4
5	Yawing system
5.1	Yawing drive	Set	50	1044		20
5.2	Yawing dear ring	Set	50	1000		15
6	Control system	Set	50	900		50
7	Main cable of tower barrel	Set	50	900		13
8	Central monitoring system	Set	1			100

Schedule II 1: Sub-item schedule for the price of mandatory spare parts (Phase I Fengkou Wind Farm Project in Pinglu)      Unit: RMB 10,000 Yuan

S/N	Name	Unit	Qty.	Manufacturer	Unit price	Total price
1	Wind speed sensor	Piece	20		0.5	10
2	Wind direction sensor	Piece	20		0.55	11
3	Contactor	Piece	5		0.11	0.55
4	Revolving joint	Piece	10		0.4	4
5	Fuse (of different categories)	Piece	30		0.01	0.3
6	Motor contactor	Piece	10		0.15	1.5
7	Protective device for motor overload	Piece	20		0.1	2
8	Soft starter of motor	Piece	20		0.15	3
9	Protective device for motor short-circuit	Piece	20		0.05	1

10	Motor of yawing system	Piece	10	0.2	2
11	Motor of blade tip hydraulic station	Piece	10	0.2	2
12	Motor of cooling system	Piece	10	0.2	2
13	Motor of lubricating system	Piece	10	0.2	2
14	Mechanical brake pad and sensor	Piece	20	1.2	24
15	Safe valve of blade tip	Piece	50	0.2	10
16	Filter of blade tip hydraulic station	Piece	10	0.2	2
17	Filter of yawing hydraulic station	Piece	10	0.2	2
18	Filter of lubricant station	Piece	10	0.3	3

Schedule II 2: Sub-item schedule for the price of recommended spare parts for 3-year operation (Phase I Fengkou Wind Farm Project in Pinglu) Unit: RMB 10,000 Yuan

S/N	Name	Unit	Qty.	Manufacturer	Unit price	Total price
1	Wind speed sensor	Piece	20		0.5	10
2	Wind direction sensor	Piece	20		0.55	11
3	Contactor	Piece	5		0.11	0.55
4	Revolving joint	Piece	10		0.4	4
5	Fuse (of different categories)	Piece	30		0.01	0.3
6	Motor contactor	Piece	10		0.15	1.5
7	Protective device for motor overload	Piece	20		0.1	2
8	Soft starter of motor	Piece	20		0.15	3
9	Protective device for motor short-circuit	Piece	20		0.05	1
10	Motor of yawing system	Piece	10		0.2	2
11	Motor of blade tip hydraulic station	Piece	10		0.2	2
12	Motor of cooling system	Piece	10		0.2	2
13	Motor of lubricating system	Piece	10		0.2	2
14	Mechanical brake pad and sensor	Piece	20		1.2	24

15	Safe valve of blade tip	Piece	50	0.2	10
16	Filter of blade tip hydraulic station	Piece	10	0.2	2
17	Filter of yawing hydraulic station	Piece	10	0.2	2
18	Filter of lubricant station	Piece	10	0.3	3

Note: The above items shall not be included in the total price.

Schedule III: Sub-item schedule for the price of special tools (Phase I Fengkou Wind Farm Project in Pinglu) Unit: RMB 10,000 Yuan

S/N	Name	Unit	Qty.	Origin	Manufacture	Price
1	Hydraulic torque spanner (TorcUp)	1	Set	USA	TorcUp	15
2	Sling for blade DW-T-B001	1	Set	China	Wuchang Shipbuilding Industry Co., Ltd.	0.8
3	Sling for tower DW-T-T001	1	Set	China	Wuchang Shipbuilding Industry Co., Ltd.	1.2
4	Back safety belt	6	Set	China		0.6

Addendum IV: Technical Service Quotation (Pinglu Phase I Wind Farm Project)Unit: RMB (10,000 Yuan)

S.N.	Name	Quantity	Price	Remark
1	On-site technical service	1400 persons/day	490
2	Training	230 persons/day	56.5
3	Technical disclosure	1	0
4	Design liaison	3	0
	Total

Note: If the man-months can not meet the project demand, the Seller shall add the man-months without any cost incurred.

Appendix 7 technical service and liaison

1. Supplier’s on-site technical service

1.1 The Supplier’s on-site service personal aims to guarantee the safe and normal operation of the equipment supplied. The Supplier shall dispatch the qualified on-site service personnel, and provide the site service plan (as below), including the man-days. If the man-days can not meet the project demand, the Supplier shall add the man-days without any cost incurred.

On-site Service Schedule

		Planned	Composition of Assigned Personnel
S.N.	Contents of Technical Service	Man-days	Title	Number	Remark
1.	Foundation supervision	40	Engineer	2
2.	Tower supervision	60	Engineer	1
3.	Site installation guidance	200	Engineer	4
4.	Debugging and commissioning	200	Engineer	2
5.	Maintenance within 2 year’s quality guarantee period	900	Engineer	2
	Total	1400

1.2	The on-site service personal assigned by the Supplier shall have the following qualification conditions:

1.2.1	Comply with the rules and regulations on site;

1.2.2	Have strong sense of responsibility and entrepreneur spirit, and work on schedule;

1.2.3	Know the design of the contractual equipments, be familiar with its structure, and have the same or similar working experience and give correct guidance on site.

1.2.4	Be in good health and adapt to the working conditions on site.

The Supplier shall provide the service personnel information for the Employer and replace the incompetent on-site service personnel of the Supplier.

 Service Personnel Information

Name	Gender	Age	Nationality
Political Identity	School and Major	Position	Title

Working Experience
Unit (Seal) Date

Evaluation from Unit
Unit (Seal) Date

1.3	Responsibilities of Supplier’s on-site service personnel

1.3.1
The responsibilities of the Supplier’s on-site service personnel shall include expediting of equipment, open-case inspection for the cargos, handling of quality problem, guidance of installation and debugging, participation of test run and performance acceptance test.

1.3.2	The Supplier’s technical service personnel shall make technical disclosure to the Employer prior to installation and debugging, and explain and demonstrate the process and method.

1.3.3
The Supplier’s on-site service personnel shall have the full right to handle all technical and business problems. Any quality problems on site shall be resolved by the Supplier’s on-site service personnel within the specified time. If the Supplier entrusts the Employer to handle it, the Supplier’s on-site service personnel shall issue the letter of attorney and bear the relevant economic responsibility.

1.4	Obligations of Employer

The Employer shall coordinate with the Supplier’s on-site service personnel and provide convenience in life, transportation and communication.

2.	Design liaison

The plan, time, position and contents of the design liaison shall be determined by the Supplier and Buyer together.

Design Liaison Schedule

S.N.	Frequency	Content	Time	Position	Number
1	1	The first time within 2 weeks after execution of contract
2	1	The second will be determined at the first conference
3	1	The third will be determined at the second conference.

Appendix 8 Subcontracting and Outsourcing

The Supplier shall fill the subcontracting information in the following table, the number of candidate subcontractors for the equipment shall not be less than 3, and the brief qualification information of each contractor shall be presented.

Subcontracting information:

S.N.	Equipment/Parts	Model	Unit	Quantity	Origin	Manufacturer	Place of Delivery	Remark

Note: The serial number and content in the table shall be consistent with those in the Appendix 2.

Appendix 9 Information of Large Parts

 “Large part” refers to the component with the weight over 2 metric tons and the transportation clearance over 9 m×3 m×3 m.

The Supplier shall explain the condition of exceeding limit in detail.

Note: The serial number and content in the table shall be consistent with those in the Appendix 2.

			Length×width×height		Weight
S.N.	Name of Part	Quantity	Packaged	Un packaged	Packaged	Un packaged	Manufacturer	Place of Delivery	Type of Shipping	Quotation	Remark
1	Blade
2	Engine room

Appendix 10 Performance Guarantee (Form)

To: Wuhan Kaidi Electric Power Engineering Co., Ltd

That in consideration of (Seller Name) (hereinafter referred to as “the Seller”) entering into a contract with (contract number), we provide the performance guarantee for (equipment name) for the Supplier.

 (Bank name) (hereinafter referred to as “the Bank” ) and its inheritor, assignee, unconditionally and irrevocably, waive the right of recourse and guarantee to pay 10% (10 percent) of the total contract price to the Buyer, namely ten thousand Yuan in accordance with the following clauses.

 (a) Provided that the Seller fails to implement the regulations in the contact and effective amendment, supplement and alteration (hereinafter referred to as “breach of contract”) agreed by two parties afterwards faithfully, no matter whether the Seller agrees or not, the Bank shall pay the Buyer in accordance with the above amount and method required by the Buyer upon receipt of written notice from the Buyer.

 (b) The amount promised to pay as above will be net, without deduction of any taxes, duties, expenses, handling fee or retention money of any nature added by anyone now or in the future.

 (c) The provisions under the guarantee are the unconditional and irrevocable direct obligations of the Bank. Modification of contract conditions, permissible time change or any concession, except for the discharge of obligation for the Bank regulated in the provisions, can not discharge the liability of the Bank.

 (d) The Letter of Guarantee shall come into force from the date of issue. The performance bond shall not be refunded no latter than 30 days until the primary performance acceptance of all contractual equipments is completed and acceptance certificate is achieved; in case of any unresolved contract disputes, the period of validity of performance bond shall be extended to the final settlement of the dispute and completion of claim.

(Name of Seller’s Bank)	Seal
(Name of signer and signature)
Date: